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AMENDED AND RESTATED CREDIT AGREEMENT

Among

 FLOW INTERNATIONAL CORPORATION

as Borrower,

and

 BANK OF AMERICA, N.A.
and
 U.S. BANK NATIONAL ASSOCIATION
and
 KEYBANK NATIONAL ASSOCIATION
as Lenders,

and

 BANK OF AMERICA, N.A.

as Agent for Lenders

December 29, 2000

i

Section 6.17 Senior Funded Debt Ratio	28
Section 6.18 Update of Collateral	28

ARTICLE 7 NEGATIVE COVENANTS	29
Section 7.1 Dividends, Purchase of Stock, Etc.	29
Section 7.2 Liquidation, Merger, Sale of Assets	29
Section 7.3 Indebtedness	29
Section 7.4 Guaranties, Etc.	29
Section 7.5 Liens	30
Section 7.6 Investments	30
Section 7.7 Operations	30
Section 7.8 ERISA Compliance	30
Section 7.9 Senior Unsecured Debt	31

ARTICLE 8 EVENTS OF DEFAULT	31
Section 8.1 Events of Default	31
(a) Payment Default	31
(b) Breach of Warranty	31
(c) Breach of Certain Covenants	31
(d) Breach of Other Covenant	31
(e) Cross-default	31
(f) Voluntary Bankruptcy, Etc.	31
(g) Involuntary Bankruptcy, Etc.	32
(h) Insolvency, Etc.	32
(i) Judgment	32
(j) Government Approvals	32
(k) Other Government Action	32
(l) ERISA	32
(m) Note Agreement Default	33
Section 8.2 Consequences of Default	33

ARTICLE 9 AGENT	33
Section 9.1 Authorization and Action	33
Section 9.2 Duties and Obligations	34
Section 9.3 Dealings Between Bank of America and Borrower	35
Section 9.4 Lender Credit Decision	35
Section 9.5 Indemnification	35
Section 9.6 Successor Agent	35

ARTICLE 10 LETTER OF CREDIT RISK PARTICIPATIONS	36
Section 10.1 Sale of Risk Participations	36
Section 10.2 Notice to Lenders	36
Section 10.3 Payment Obligations	36
(a) Reimbursements to Agent	36
(b) Payments to Lenders	36
(c) Reimbursements to Lenders	37

ARTICLE 11 MISCELLANEOUS	37
Section 11.1 No Waiver; Remedies Cumulative	37
Section 11.2 Governing Law	37

Section 11.3 Mandatory Arbitration	37
Section 11.4 Consent to Jurisdiction; Waiver of Immunities	38
Section 11.5 Notices	38
Section 11.6 Assignment and Participations	39
Section 11.7 Severability	39
Section 11.8 Survival	39
Section 11.9 Executed in Counterparts	39
Section 11.10 Entire Agreement; Amendment, Etc.	39
Section 11.11 Headings	39
Section 11.12 Oral Agreements Not Enforceable	39
Section 11.13 Reaffirmation of Loan Documents	39

SCHEDULES
Schedule 1—Prepayment Fees
Schedule 2—Litigation
Schedule 3—Subsidiaries
Schedule 4—Existing Guaranties
Schedule 5—Liens

EXHIBITS
Exhibit A-1—Revolving Loan Note (Bank of America)
Exhibit A-2—Revolving Loan Note (U.S. Bank)
Exhibit A-3—Revolving Loan Note (KeyBank)
Exhibit B—Sweepline Loan Note
Exhibit C—Multi-Currency Loan Note
Exhibit D—Legal Opinion

AMENDED AND RESTATED CREDIT AGREEMENT

    THIS AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement") is made as of the 29th day of December, 2000, by and among BANK OF AMERICA, N.A., a national banking association ("Bank of America"), U.S. BANK NATIONAL ASSOCIATION, a national banking association ("U.S. Bank"), KEYBANK NATIONAL ASSOCIATION, a national banking association ("KeyBank") (each individually a "Lender" and collectively the "Lenders"), BANK OF AMERICA, N.A., as agent for Lenders (the "Agent") and FLOW INTERNATIONAL CORPORATION, a Washington corporation (the "Borrower").

    WHEREAS, the Borrower, Bank of America, U.S. Bank (the "Original Lenders"), and Agent are parties to that certain Credit Agreement dated as of August 31, 1998, as amended by that certain Amendment Number One to Credit Agreement dated as of March 26, 1999, by that certain Amendment Number Two to Credit Agreement dated as of June 21, 1999, by that certain Amendment Number Three to Credit Agreement dated as of September 2, 1999, by that certain Amendment Number Four to Credit Agreement dated as of April 28, 2000, by that certain Amendment Number Five to Credit Agreement dated as of June 1, 2000, and by that certain Amendment Number Six to Credit Agreement dated as of October 31, 2000 (the "Original Agreement"); and

    WHEREAS, the parties wish to add KeyBank as a Lender through an Assignment and Assumption Agreement dated as of January 4, 2001; and

    WHEREAS, the parties wish to increase the Total Revolving Commitment (as defined below) to $80,000,000; and

    WHEREAS, the parties wish further to amend and restate the Original Agreement;

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

    Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

    "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a person, or of any business or division of a person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any person, or otherwise causing any person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another person (other than a person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.

    "Agent" means Bank of America, N.A. and any successor agent selected pursuant to Section 9.6 hereof.

    "Agreed Alternative Currency" shall have the meaning given in Section 2.3.

    "Applicable Currency" means, as to any particular payment or Multi-Currency Loan, Dollars or the Offshore Currency in which it is denominated or is payable.

    "Applicable Interest Period" means, with respect to any Loan accruing interest at the LIBOR Rate or the Multi-Currency Rate, the period commencing on the first date Borrower elects to have such rate apply to such Loan and ending one, two, three or six months thereafter as specified in the Interest Rate Notice given in respect of such Loan (or as otherwise determined in accordance with the terms of this Agreement) provided, that in no event may the Applicable Interest Period for any Revolving Loan

extend beyond the Revolving Maturity Date and in no event may the Applicable Interest Period for any Multi-Currency Loan extend beyond the Multi-Currency Maturity Date.

    "Applicable Interest Rate" means for each Loan, the Base Rate or LIBOR Rate, or in the case of a Multi-Currency Loan, the Multi-Currency Rate, as designated by Borrower in an Interest Rate Notice given with respect to such Loan (or portion thereof) or as otherwise determined pursuant to Section 2.7(b).

    "Applicable Percentage" means on any date, the rate per annum that is determined by reference to the following matrix or subclause (ii) below:

Pricing Level	Applicable Percentage with respect to the LIBOR Rate or Multi-Currency Rate	Applicable Percentage with respect to the Base Rate	Applicable Percentage with respect to the Unused Portion
I	1.00%	0%	10 basis points
II	1.25%	0%	10 basis points
III	1.50%	0%	25 basis points
IV	2.50%	0%	37.5 basis points
V	3.00%	.15%	37.5 basis points

       (i) Subject to the limitations and exceptions set forth below, the Applicable Percentage shall be adjusted on January 2, 2001 based on the financial statements for the fiscal quarter ending October 31, 2000, and thereafter shall be adjusted forty-five (45) days after the end of each of the first three fiscal quarters in each of Borrower's fiscal years and ninety (90) days after the end of each fiscal year of Borrower.

    In the event that any of the financial statements or quarterly compliance certificates required to be delivered pursuant to Section 6.9 are not delivered when due, then (aa) if such financial statements and certificates are delivered after the date such financial statements and certificates were required to be delivered (without giving effect to any applicable cure period) and the Applicable Percentage increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Percentage during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (cc) below, be the Applicable Percentage as so increased; (bb) if such financial statements and certificates are delivered after the date such financial statements and certificates are required to be delivered (without giving effect to any applicable cure period) and the Applicable Percentage decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Percentage shall not become effective until the date upon which the financial statements and certificates actually were delivered; and (cc) if such financial statements and certificates are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificates were required to be delivered (after the expiration of the applicable cure period) until two (2) Business Days following the date upon which they actually are delivered, the Applicable Percentage shall be 2.50% (250 basis points).

      (ii) Notwithstanding the foregoing to the contrary and without limiting any other rights which the Agent or Lenders may have under any Loan Document or applicable law in respect thereof, at any time that Borrower is in default of its obligations under either Section 6.13 or 6.17 of this Agreement, the Applicable Percentage will be 5.00%. Notwithstanding the foregoing to the contrary, at all times that the Applicable Percentage is greater than 3.00%, the Applicable Percentage with respect to the unused fee will be 37.5 basis points.

    "Bank of America" means Bank of America, N.A., a national banking association, in its capacity as Lender under this Agreement and the Supplemental Credit Agreement, and any Successor.

    "Base Rate" means the sum of (i) the prime rate and (ii) the Applicable Percentage. (The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Base Rate Loan" means any Loan or payment made by Agent under Letters of Credit that bears interest based on the Base Rate.

    "Borrower" means Flow International Corporation, a Washington corporation and any Successor.

    "Business Day" means any day other than Saturday, Sunday or another day on which commercial banks are authorized or obligated to close in Seattle, Washington, and, with respect to any disbursements and payments in and calculations pertaining to any Multi-Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

    "Cash Flow" has the meaning given in Section 6.12.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Collateral" means the personal property described by item or type in the Security Agreement or otherwise subject at any time to a lien granted by Borrower to secure its obligations under the Loan Documents.

    "Commitment" shall mean, with respect to each Lender, (a) its obligation to extend Revolving Loans under this Agreement; or (b) its obligation to purchase Letter of Credit Risk Participations pursuant to Article 10 hereof; (c) with respect to Bank of America only, its obligation to extend Sweepline Loans and Multi-Currency Loans; and (d), with respect to Agent, its obligation to issue Letters of Credit under this Agreement.

    "Computation Date" has the meaning specified in subsection 2.3(a).

    "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

    "Debt" has the meaning given in Section 6.15.

    "Default" means any event which but for the passage of time or the giving of notice or both would be an Event of Default.

    "Dollars", "dollars" and "$" each mean lawful money of the United States.

    "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.3(a).

    "Domestic Subsidiary" means a Subsidiary of Borrower incorporated and organized under the laws of any state of the United States and the District of Columbia.

    "EBITDA" has the meaning given in Section 6.13.

    "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, and any applicable state law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Event of Default" has the meaning given in Section 8.1.

    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

    "Fee Letter" means the letter between Borrower and KeyBank of even date herewith under which Borrower agrees to pay certain fees to KeyBank related to this Agreement.

    "Fixed Charges" shall have the meaning given in Section 6.12.

    "Fixed Charge Coverage Ratio" shall have the meaning given in Section 6.12.

    "Funded Debt" shall mean all interest bearing liabilities of Borrower, including capitalized lease obligations.

    "Funded Debt Ratio" shall have the meaning given in Section 6.13.

    "FX Trading Office" means the Foreign Exchange Trading Center of Bank of America located at 800 Fifth Avenue, Floor 34, Seattle, WA 98104, or such other equivalent office of Bank of America as Bank of America may designate from time to time.

    "GAAP" shall have the meaning given in Section 1.3.

    "Government Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

    "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

    "Guarantor" shall have the meaning given in Section 6.16.

    "Indebtedness" means for any person (a) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (b) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (c) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such person otherwise assures a creditor against loss, (d) any other obligations of such person under leases which shall have been or should be recorded as capital leases, and (e) guarantees or other contingent obligations, including, without limitation, any obligations under any Swap Documents.

    "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of August 31, 1998 (as may be amended) by and among Borrower, Lenders, Agent and Private Lenders.

    "Interest Rate Notice" shall have the meaning given in Section 2.7(b).

    "KeyBank" means KeyBank National Association, a national banking association, in its capacity as Lender under this agreement, and any Successor.

    "Letter of Credit" means any commercial or standby letter of credit issued by Agent pursuant to the terms of Article 3 hereof.

    "Letter of Credit Risk Participation" with respect to each Lender, means a risk participation purchased by such Lender pursuant to Article 10 hereof with respect to a Letter of Credit (including risk participations deemed purchased from Agent by Bank of America in its capacity as Lender).

    "Letter of Credit Usage" means, as of any date of determination, the sum of (i) the aggregate face amount of all outstanding unmatured Letters of Credit plus (ii) the aggregate amount of all payments made by Agent under Letters of Credit and not yet reimbursed by Borrower pursuant to Section 3.4.

    "LIBOR Loan" means any Loan or portion thereof bearing interest at the LIBOR Rate.

    "LIBOR Rate" shall mean, with respect to any LIBOR Loan for any Applicable Interest Period, an interest rate per annum equal to the sum of: (a) the Applicable Percentage and (b) the product of (i) the Euro-dollar Rate in effect for such Applicable Interest Period and (ii) the Euro-dollar Reserves in effect on the first day of such Applicable Interest Period.

    As used herein the "Euro-dollar Rate" will be determined by reference to that rate (rounded upward to the next 1/16th of one percent) appearing on the display designated as "Page 3750" on the Telerate Service (or on such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m. (London time) on the day which is two (2) London Banking Days prior to the first date of the proposed Applicable Interest Period. If there are no applicable quotes available through Telerate Service, then the LIBOR Rate shall be deemed unavailable as provided in Section 2.7(d) hereof.

    As used herein, the term "Euro-dollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System or any other banking authority to which Agent is subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). It is agreed that for purposes hereof, each LIBOR Loan shall be deemed to constitute a Eurocurrency Liability and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to any Lender from time to time under such Regulation D. Euro-dollar Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and shall apply to Applicable Interest Periods commencing after the effective date of such change.

    "Lien" means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, except (a) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; (b) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with, in the case of liens on property of Borrower, provision having been made to the satisfaction of Agent for the payment thereof in the event the contest is determined adversely to Borrower; and (c) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance, customs or other similar bonds given in the ordinary course of business.

    "Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Reimbursement Agreements, the Security Agreement, the UCC Financing Statements, and all other certificates, instruments and other documents executed by or on behalf of Borrower in connection with this Agreement or the transactions contemplated hereby.

    "Loans" means the Revolving Loans, the Sweepline Loans, and the Multi-Currency Loans.

    "London Banking Day" means any day which is a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

    "Majority Lenders" means at any time either (i) any Lender whose Total Pro Rata Share is greater than seventy-five percent (75%), and (ii) any group of Lenders the sum of whose respective Total Pro Rata Shares is greater than seventy-five percent (75%).

    "Minimum Net Worth" has the meaning given in Section 6.14.

    "Multi-Currency Bank" means Bank of America.

    "Multi-Currency Commitment" has the meaning specified in Section 2.1(c).

    "Multi-Currency Loan" means any Loan denominated in an Offshore Currency accruing interest at the Multi-Currency Rate.

    "Multi-Currency Maturity Date" means September 30, 2003.

    "Multi-Currency Rate" means (i) the Applicable Percentage, plus (ii) the per annum rate for the currency advanced, calculated on a basis of actual number of days elapsed over a year of 365/366 days as to Canadian Dollars and British Pounds Sterling, and on the basis of actual number of days elapsed over a year of 360 days as to all other currencies, determined by Agent to be the applicable borrowing rate for such currency in an amount and for the Applicable Interest Period of the requested Multi-Currency Loan, as determined between 6:30 a.m. and 7:00 a.m. (Seattle time) on the day which is (a) two (2) Business Days prior to the date of such Multi-Currency Loan as to all currencies other than Canadian Dollars, and (b) one (1) Business Day prior to the date of such Multi-Currency Loan as to Canadian Dollars; which rate shall be a rate within .125% of the index rate appearing on the Reuters service display designated "(SWIFT Currency Code)F=" for such currency between 6:30 a.m. and 7:00 a.m. (Seattle time) on the same date.

    "New Loan Documents" means this Agreement, the Notes, and the Fee Letter.

    "Notes" has the meaning given in Section 2.9.

    "Note Agreement" means that certain note purchase agreement by and among Borrower and Private Lenders dated as of September 1, 1995, as amended from time to time, pursuant to which Borrower has issued and Private Lenders have purchased Fifteen Million Dollars ($15,000,000) of Borrower's 7.20% Senior Notes due 2005.

    "Notice of Borrowing" means a written or oral request for a Loan from Borrower delivered to Agent in the manner, at the time, and containing the information required under Section 2.2.

    "Officer's Certificate" means a certificate executed and delivered on behalf of Borrower by its Chairman, President or Chief Financial Officer.

    "Offshore Currency" means at any time British Pounds Sterling, French Francs, Deutsche Mark, Japanese Yen or any other Agreed Alternative Currency.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Pension Plan" means an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by Borrower or a member of the Controlled Group.

    "Plan" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

    "Pricing Level" means a pricing level determined from the following matrix:

Pricing Level	Senior Funded Debt Ratio as of the end of the previous fiscal quarter
I	Less than 2.00:1
II	Equal to or greater than 2.00:1 and less than 2.50:1
III	Equal to or greater than 2.50:1 and less than 3.00:1
IV	Equal to or greater than 3.00:1 and less than 3.50:1
V	Equal to or greater than 3.50:1

    "Private Lenders" means Connecticut General Life Insurance Company and Life Insurance Company of North America, and their successors and assigns.

    "Pro Rata Share" has the meaning given in Section 2.1.

    "Reimbursement Agreement" has the meaning given in Section 3.2.

    "Revolving Commitment Period" has the meaning given in Section 2.1.

    "Revolving Commitment" has the meaning given in Section 2.1.

    "Revolving Loans" has the meaning given in Section 2.1.

    "Revolving Maturity Date" means September 30, 2003.

    "Security Agreement" means that certain Security Agreement dated as of August 31, 1998 executed by Borrower in favor of Bank of America as collateral agent for Lenders and certain other noteholders.

    "Senior Funded Debt" means, as of the end of any fiscal quarter, the sum of Funded Debt less Senior Unsecured Debt and less Subordinated Debt, each as of the end of such fiscal quarter.

    "Senior Funded Debt Ratio" shall have the meaning given in Section 6.17.

    "Senior Unsecured Debt" means Indebtedness for borrowed monies incurred by Borrower, which Indebtedness (a) is evidenced by loan agreement(s), promissory note(s) or other documents and instruments in each case in form and substance reasonably satisfactory to Lenders, (b) is wholly unsecured, (c) is owing to one or more financial institutions, and (d) does not have a final maturity date for the repayment of principal on or before April 30, 2005.

    "Spot Rate" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (Seattle time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

    "Subordinated Debt" means all Indebtedness of Borrower where the terms of the instrument or agreement creating or evidencing such Indebtedness has been approved in writing by Lenders and Agent and provides that such Indebtedness is subordinated in right of payment to the Indebtedness of Borrower to Lenders hereunder and unsecured (and therefore subordinated in lien priority).

    "Subsidiary" shall mean any person, corporation, association or other business entity directly or indirectly controlled by Borrower. For the purposes of this definition, "controlled by" shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Subsidiary, whether through the ownership of voting securities, by contract or otherwise.

    "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

    "Supplemental Commitment" means, at any time, the maximum amount of credit that Bank of America is then committed to extend under the Supplemental Credit Agreement (including any principal amount then outstanding thereunder).

    "Supplemental Credit Agreement" means the agreement between Borrower and Bank of America under which Bank of America may extend credit to Borrower up to a maximum principal amount at any time outstanding of Three Million Dollars ($3,000,000) repayable in foreign currencies or the Dollar equivalent.

    "Swap Documents" means any agreement between Borrower and any Lender, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

    "Sweepline Bank" means Bank of America.

    "Sweepline Commitment" has the meaning specified in subsection 2.1(b).

    "Sweepline Loan" has the meaning specified in subsection 2.1(b).

    "Sweepline Maturity Date" means September 30, 2003.

    "Tangible Net Worth" means the total assets less total liabilities excluding, however, from the determination of total assets: (a) intangible assets, (such as goodwill, patents, trademarks, copyrights, franchises and deferred taxes, including unamortized debt discount and research and development costs); (b) cash held in a sinking fund or other similar fund established for the purpose of redemption or other retirement of capital stock; (c) reserves for depreciation, depletion, obsolescences, or amortization of properties and other reserves or appropriations of retained earnings which have been established in connection with Borrower's business; (d) any revaluation or other write-up in book value of assets subsequent to the fiscal year of Borrower last ended as of August 31, 1998; and, for clarification purposes, excluding from total liabilities, minority interests; and (e) cumulative translation adjustment.

    "Tax" means, for any person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

    "Total Pro Rata Share" means a fraction whose numerator (a) with respect to Bank of America, is the sum of Bank of America's Commitment and the Supplemental Commitment, (b) with respect to U.S. Bank, is U.S. Bank's Commitment, and (c) with respect to KeyBank, is KeyBank's Commitment, and whose denominator is the sum of all Lenders' Commitments and the Supplemental Commitment.

    "Total Revolving Commitment" means $80,000,000.

    "Total Utilization" shall mean, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans; plus (ii) the Letter of Credit Usage.

    "UCC Financing Statements" means those Uniform Commercial Code financing statements satisfactory in form and substance to Agent, naming Agent as secured party, executed by Borrower as debtor in form acceptable for filing with the appropriate Governmental Authority in each of the States set forth in Schedule 1 to the Security Agreement hereto for purposes of perfection of security interests under the Uniform Commercial Code and identifying by item or type the Collateral described in the Security Agreement.

    "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, but only to the extent that such excess represents a potential liability of Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

    "Unused Portion" means Total Revolving Commitment less Total Utilization.

    "U.S. Bank" means U.S. Bank National Association, a national banking association, in its capacity as Lender, and any Successor.

    Section 1.2 General Principles Applicable to Definitions. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to persons whether masculine, feminine or neuter. References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency or any other entity. References herein to any section, subsection, schedule or exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and exhibits to this Agreement.

    Section 1.3 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied ("GAAP") and as in effect on the date of application.

ARTICLE 2
THE LOANS

    Section 2.1 Amounts and Terms of Commitments.

      (a) The Revolving Credit. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make loans ("Revolving Loans") to Borrower from time to time on Business Days until the Revolving Maturity Date (the "Revolving Commitment Period") in amounts equal to such Lender's pro rata share (as set forth below) of each requested loan; provided that, after giving effect to any requested loan (i) the aggregate of all Revolving Loans from such Lender will not exceed at any one time outstanding the sum set forth opposite its name below (such Lender's "Revolving Commitment"), and (ii) the Total Utilization will not exceed the Total Revolving Commitment then in effect. The Revolving Loans described in this Section 2.1(a) constitute a revolving credit and within the amount and time specified, Borrower may pay, prepay and reborrow.

Lender	Revolving Commitment	Pro Rata Share
Bank of America	$35,000,000	43.75%
U.S. Bank	$25,000,000	31.25%
KeyBank	$20,000,000	25.00%
Total Revolving Commitment	$80,000,000	100.00%

      (b) The Sweepline Credit. Subject to the terms and conditions of this Agreement, the Sweepline Bank hereby severally agrees to make loans (each such loan, a "Sweepline Loan") to Borrower from time to time on Business Days until the Sweepline Maturity Date to cover overdrafts on any of Borrower's checking accounts with the Sweepline Bank in an aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000) (the "Sweepline Commitment"). Within the foregoing limits, the Sweepline Loans described in this Section 2.1(b) constitute a revolving credit and within the amount and time specified, Borrower may pay, prepay and reborrow.

      (c) The Multi-Currency Credit. Subject to the terms and conditions of this Agreement, the Multi-Currency Bank hereby severally agrees to make revolving loans denominated in Offshore Currency (the "Multi-Currency Loans") to Borrower from time to time on Business Days until the Multi-Currency Maturity Date; provided that, after giving effect to any such requested loan, the aggregate of all Multi-Currency Loans shall not exceed Five Million Dollars ($5,000,000) (the "Multi-Currency Commitment"). No more than five (5) Multi-Currency Loans may be outstanding at any one time. The Multi-Currency Loans described in this Section 2.1(c) constitute a revolving credit and within the amount and time specified, Borrower may pay, prepay and reborrow.

    Section 2.2 Manner of Borrowing.

      (a) Revolving Loans. For each requested Revolving Loan, Borrower shall deliver to Agent a Notice of Borrowing specifying the date of the requested borrowing and the amount thereof. Borrower may give an oral Notice of Borrowing on the same day it wishes the Revolving Loan to be made, provided that said Notice of Borrowing is received by Agent no later than 11:00 a.m. (Seattle time) on the date of the requested borrowing, provided further that if Borrower shall simultaneously elect to have interest accrue on a Revolving Loan at the LIBOR Rate by giving an Interest Rate notice in respect of such borrowing, the Notice of Borrowing shall be given prior to 11:00 a.m. (Seattle time) on a Business Day that is at least two (2) Business Days prior to the requested date of borrowing. Requests for borrowing, or confirmations thereof, received after the designated hour will be deemed received on the next succeeding Business Day. Each such Notice of Borrowing shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrower that as of the date of such notice the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing. On receipt of a Notice of Borrowing, Agent shall promptly notify each Lender by telephone, telex or telefax of the date of the requested borrowing and the amount thereof. Each Lender shall before 1:00 p.m. (Seattle time) on the date of the requested borrowing, pay such Lender's Pro Rata Share of the aggregate principal amount of the requested borrowing in immediately available funds to Agent at its Commercial Loan Processing Center, Seattle, Washington. Upon fulfillment to Agent's satisfaction of the applicable conditions set forth in Article 4, and after receipt by Agent of such funds, Agent will promptly make such funds available to Borrower by depositing them to the ordinary checking account maintained by Borrower at Agent's Commercial Accounts Service Center.

      (b) Sweepline Loans. An overdraft of any of Borrower's checking accounts with the Sweepline Bank shall be deemed to be an irrevocable request to the Sweepline Bank to disburse to Borrower a Sweepline Loan in the amount of such overdraft. The Sweepline Bank will promptly notify Agent (by telephone or in writing) that the Sweepline Bank has made or intends to make the requested Sweepline Loan to Borrower. Each Sweepline Loan shall be deemed to have been made immediately upon the occurrence of the overdraft giving rise to such Loan.

      (c) Multi-Currency Loans For each requested Multi-Currency Loan, Borrower shall deliver to Agent a written or oral (confirmed in writing by facsimile that same day) Notice of Borrowing (which notice must be received by Agent prior to 11:00 a.m. (Seattle time)) three (3) Business Days prior to the requested borrowing date specifying (i) the date of the requested borrowing, (ii) the amount thereof, (iii) the duration of the Applicable Interest Period applicable to such Loans, and (iv) the Applicable Currency. Requests for borrowing, or confirmations thereof, received after the designated hour will be deemed received on the next succeeding Business Day. Each such Notice of Borrowing shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrower that as of the date of such notice the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing. Each Multi-Currency Loan requested by Borrower under this Section 2.2 shall be in an amount of not less than $500,000 and an integral multiple of $100,000. The Dollar Equivalent amount of any borrowing in an Offshore Currency will be determined by Agent for such borrowing on the Computation Date therefor in accordance with Section 2.3. On receipt of a Notice of Borrowing, Agent shall promptly notify the Multi-Currency Bank by telephone, telex or telefax of the date of the requested borrowing and the amount thereof. The Multi-Currency Bank shall before 1:00 p.m. (Seattle time) on the date of the requested borrowing, pay the principal amount of the requested borrowing in immediately available funds to Agent at its Commercial Loan Processing Center, Seattle, Washington. Upon fulfillment to Agent's satisfaction of the applicable conditions set forth in Article 4, and after receipt by Agent of such funds, Agent will promptly make such funds available to Borrower by depositing them to the ordinary checking account maintained by Borrower at Agent's Commercial Accounts Service Center.

    Section 2.3 Utilization of Multi-Currency Commitment in Offshore Currencies.

      (a) Agent will determine the Dollar Equivalent amount with respect to any (i) borrowing comprised of Multi-Currency Loans as of the requested date of borrowing, (ii) outstanding Multi-Currency Loans as of the last Business Day of each month, and as of the last Business Day of any Applicable Interest Period, and (iii) outstanding Multi-Currency Loans as of any redenomination date pursuant to this Section 2.3 (each such date, a "Computation Date").

      (b) In the case of a proposed borrowing comprised of Multi-Currency Loans, the Multi-Currency Bank shall be under no obligation to make Multi-Currency Loans in the requested Offshore Currency as part of such borrowing if Agent has received notice from the Multi-Currency Bank by 5:00 p.m. (Seattle time) three (3) Business Days prior to the day of such borrowing that the Multi-Currency Bank cannot provide Loans in the requested Offshore Currency, in which event Agent will give notice to Borrower no later than 9:00 a.m. (Seattle time) on the second Business Day prior to the requested date of such borrowing that the borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by Agent to the Multi-Currency Bank. If Agent shall have so notified Borrower that any such borrowing in a requested Offshore Currency is not then available, the borrowing requested in the Notice of Borrowing shall not occur and Agent will promptly so notify the Multi-Currency Bank.

      (c) Borrower shall be entitled to request that Multi-Currency Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that in the opinion of the Multi-Currency Bank is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternative Currency"). Borrower shall deliver to Agent any request for designation of an Agreed Alternate Currency in accordance with Section 11.5, to be received by Agent not later than 11:00 a.m. (Seattle time) at least five (5) Business Days in advance of the date of any borrowing hereunder proposed to be made in such Agreed Alternate Currency. Upon receipt of any such request Agent will promptly notify the Multi-Currency Bank thereof, which will use its best efforts to respond to such request within two Business Days of receipt thereof. The Multi-Currency Bank may grant or accept such request in its sole discretion. Agent will promptly notify Borrower of the acceptance or rejection of any such request.

    Section 2.4 Currency Exchange Fluctuations. If on any Computation Date Agent shall have determined that the aggregate Dollar Equivalent principal amount of all Multi-Currency Loans then outstanding exceeds the Multi-Currency Commitment by more than Five Hundred Thousand Dollars ($500,000) due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then Agent shall give notice to Borrower that a prepayment is required under this Section, and Borrower agrees thereupon to make prepayments of Multi-Currency Loans such that, after giving effect to such prepayment the aggregate Dollar Equivalent amount of all Multi-Currency Loans does not exceed the Multi-Currency Commitment.

    Section 2.5 Agent's Right to Fund Loans. Unless Agent shall have received notice from a Lender prior to 12:00 Noon (Seattle time) on the date of any requested borrowing that such Lender will not make available to Agent its share of the requested borrowing, Agent may assume that such Lender has made such funds available to Agent on the date such Loan is to be made in accordance with Section 2.2 hereof and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such portion available to Agent, such Lender and Borrower jointly and severally agree to pay to Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at (a) in the case of Borrower, the Base Rate and (b) in the case of such Lender, the Federal Funds Rate. Any such repayment by Borrower shall be without prejudice to any rights it may have against Lender that has failed to make available its funds for any requested borrowing.

    Section 2.6 Repayment of Principal.

      (a) Revolving Loans.

        (1) Borrower shall repay to Lenders from time to time such amounts of principal as may be necessary to ensure that at all times, the sum of the then outstanding principal balance of all Revolving Loans and Letter of Credit Usage is equal to or less than the Total Revolving Commitment.

        (2) Borrower shall repay the principal amount of the Revolving Loans on or before the Revolving Maturity Date.

      (b) Sweepline Loans. Borrower shall repay the principal amount of the Sweepline Loans on or before the Sweepline Maturity Date.

      (c) Multi-Currency Loans. Borrower shall repay the principal amount of the Multi-Currency Loans on or before the Multi-Currency Maturity Date.

    Section 2.7 Interest on Loans.

      (a) General Provisions. Borrower agrees to pay to Lenders interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan shall be due and payable, (i) in the case of Revolving Loans, at a per annum rate equal to the Applicable Interest Rate in effect from time to time with respect to such Revolving Loan (or respective portions thereof), (ii) in the case of Sweepline Loans, at a per annum rate equal to the Base Rate, and (iii) in the case of Multi-Currency Loans, at a per annum rate equal to the Multi-Currency Rate. If default shall occur in the payment when due of any Loan (whether at maturity, upon acceleration or otherwise), interest shall accrue at a per annum rate equal to three percentage points (3%) above the Base Rate (changing as the Base Rate changes). Accrued but unpaid interest on each LIBOR Loan shall be paid in arrears on the last day of the Applicable Interest Period, and, for each LIBOR Loan having an Applicable Interest Period longer than three months, at the end of each three (3) month period during such Applicable Interest Period. Accrued but unpaid interest on each Base Rate Loan shall be paid in arrears on the first Business Day of each calendar month, and at the applicable maturity date. Accrued but unpaid interest on each Multi-Currency Loan shall be paid in arrears on the last day of the Applicable Interest Period and for each Multi-Currency Loan having an Applicable Interest Period longer than three (3) months, on each date which falls three (3) months after the beginning of such Applicable Interest Period. Notwithstanding the foregoing, accrued interest on any Loan shall be payable on demand after the occurrence of an Event of Default.

      (b) Selection of Alternative Rates.

        (1) Borrower, subject to the requirements of this Section 2.7(b), may elect on any Business Day to have interest accrue on any Revolving Loan or any portion thereof at the LIBOR Rate for an Applicable Interest Period. Such notice (herein, an "Interest Rate Notice") shall be given on a Business Day that is at least two (2) Business Days' prior to the requested date of borrowing and shall be deemed delivered when communicated to Agent (in the case of an oral notice, which must be confirmed in writing on the same day) or when received by Agent (in the case of written notice), except that an Interest Rate Notice communicated to or received by Agent after 11:00 a.m. (Seattle time) on any Business Day, shall be deemed to have been delivered or received on the immediately succeeding Business Day. Such Interest Rate Notice shall identify, subject to the conditions of this Section 2.7(b), the portions of the Revolving Loan to accrue interest at the LIBOR Rate and the Applicable Interest Period which Borrower selects. Any such Interest Rate Notice shall be irrevocable and shall constitute a representation and warranty by Borrower that as of the date of such Interest Rate Notice, the statements set forth in Article 5 are true and correct and that no Default or Event of Default has occurred and is continuing.

        (2) Borrower's right to select the LIBOR Rate to apply to a Revolving Loan or any portion thereof shall be subject to the following conditions: (i) the aggregate of all Revolving Loans or portions thereof to accrue interest at a particular LIBOR Rate for the same Applicable Interest Period shall be an integral multiple of $100,000 and not less than $1,000,000; (ii) the LIBOR Rate may not be selected for any Revolving Loan or portion thereof which is already accruing interest at the LIBOR Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (iii) Borrower shall not have selected more than five (5) different Applicable Interest Periods to be applicable to all or portions of the Revolving Loans; (iv) the LIBOR Rate shall not be unavailable pursuant to Section 2.7(d) hereof; (v) no Default or Event of Default shall have occurred and be continuing; and (vi) if Borrower elects to have some portion (but less than all) of the Revolving Loans accrue interest at the LIBOR Rate, Borrower shall select a portion of each Lender's outstanding Revolving Loans to accrue interest at such rate in proportion to such Lender's Pro Rata Share.

        (3) In the absence of an effective request and acceptance thereof for the application of a LIBOR Rate, the Revolving Loans or remaining portions thereof shall accrue interest at the Base Rate. Any Interest Rate Notice which specifies a LIBOR Rate but fails to identify an Applicable Interest Period shall be deemed to be a request for the designated LIBOR Rate for an Applicable Interest Period of one (1) month.

        (4) The Interest Rate Notice may be given with and contained in any Notice of Borrowing.

        (5) If Borrower delivers an Interest Rate Notice with any Notice of Borrowing for a Loan and Borrower thereafter declines to take such Loan or a condition precedent to the making of such Loan is not satisfied or waived, Borrower shall indemnify Agent and each Lender for all losses and any costs which Agent or any Lender may sustain as a consequence thereof including, without limitation, the costs of re-employment of funds at rates lower than the cost to Lenders of such funds. A certificate from Agent or any Lender setting forth the amount due to it pursuant to this subparagraph (b)(5) and the basis for, and the calculation of, such amount shall be conclusive evidence of the amount due to it hereunder. Payment of the amount owed shall be due within fifteen (15) days after Borrower's receipt of such certificate.

      (c) Applicable Days For Computation of Interest and Fees. Computations of interest and fees described in Sections 2.7 and 2.11 shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Notwithstanding the foregoing, Letter of Credit fees are controlled by subsection 3.2(b).

      (d) Unavailable LIBOR Rate. If any Lender determines that for any reason, fair and adequate means do not exist for establishing a particular LIBOR Rate or that a LIBOR Rate will not adequately and fairly reflect the cost to it of making or maintaining the principal amount of a particular LIBOR Loan or that accruing interest on any LIBOR Loan has become unlawful or is contrary to any internal policies (of general application), such Lender may give notice of that fact to Agent and Borrower and such determination shall be conclusive and binding absent manifest error. After such notice has been given and until such Lender notifies Borrower and Agent that the circumstances giving rise to such notice no longer exist, the interest rate or rates so identified in such notice shall no longer be available. Any subsequent request by Borrower to have interest accrue at such a LIBOR Rate shall be deemed to be a request for interest to accrue at the Base Rate. If the circumstances giving rise to the notice described herein no longer exist, Lender who had previously given notice of the unavailability of rate(s) shall notify Agent and Borrower in writing of that fact, and Borrower shall then once again become entitled to request that such LIBOR Rates apply to the Loans in accordance with Section 2.7(b) hereof.

      (e) Compensation for Increased Costs. In the event that after August 31, 1998, any change occurs in any applicable law, regulation, treaty or directive or interpretation thereof by any authority charged with the administration or interpretation thereof, or any condition is imposed by any authority after such date or any change occurs in any condition imposed by any authority on or prior to such date which:

        (1) subjects any Lender to any Tax (other than any Tax measured by such Lender's net or gross income), or changes the basis of taxation of any payments to any Lender on account of principal of or interest on any LIBOR Loan, the Notes (to the extent the Notes evidence a LIBOR Loan) or fees in respect of such Lender's obligation to make LIBOR Loans or other amounts payable with respect to its LIBOR Loans; or

        (2) imposes, modifies or determines applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of any Lender in connection with its LIBOR Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of such LIBOR Rate; or

        (3) affects the amount of capital required or expected to be maintained by banks generally or corporations controlling banks and any Lender determines that the amount by which it or any corporation controlling it is required or expected to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of any Lender's Loans or Commitments hereunder;

        (4) imposes upon any Lender any other condition with respect to its LIBOR Loans or its obligation to make LIBOR Loans;

which, as a result thereof, (i) increases the cost to any Lender of making or maintaining its Loans or its Commitments hereunder, or (ii) reduces the net amount of any payment received by any Lender in respect of its LIBOR Loans (whether of principal, interest, commitment fees or otherwise), or

(iii) requires any Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its LIBOR Loans, in each case by an amount which any such Lender in its sole judgment deems material, then and in any such case Borrower shall pay to Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender for any increased cost, deduction or payment actually incurred or made by such Lender, provided, however, Borrower shall not be obligated for amounts hereunder unless, promptly after learning thereof any such Lender shall have advised Borrower of the subjection, change, requirement or other condition forming the basis for such Lender's request for additional payment hereunder. If Borrower is advised of any such subjection, change, requirement or other condition prior to the expiration of an Applicable Interest Period for any LIBOR Loan, Borrower may elect to prepay the LIBOR Loan without penalty or premium if such prepayment would reduce or eliminate the amounts which Borrower would otherwise be obligated to pay any Lender under the terms of this Section 2.7(e). The demand for payment by any Lender shall be delivered to both Agent and Borrower and shall state the subjection or change which occurred or the reserve or deposit requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated. The statement of any Lender as to the additional amounts payable pursuant to this Section 2.7(e) shall be conclusive evidence of the amounts due hereunder absent manifest error.

    The protection of this Section 2.7(e) shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, treaty, directive, condition or interpretation thereof. In the event that Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section 2.7(e), and such charge, deduction or payment or any part thereof is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, treaty, directive or condition, then such Lender shall remit to Borrower the amount paid by Borrower which has actually been returned to such Lender (together with any interest actually paid to such Lender on such returned amount), less such Lender's costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

    Section 2.8 Prepayments. Base Rate Loans may be repaid at any time without penalty or premium. All prepayments of LIBOR Loans shall be in a minimum amount of $100,000 and in incriments of $100,000. Except as provided in Section 2.7(e), if a LIBOR Loan or Multi-Currency Loan is paid prior to the end of the Applicable Interest Period, a fee computed in the manner set out in Schedule 1 hereto shall be assessed and paid at the time of such payment. Such fee shall be calculated by Agent and such calculation shall be binding evidence of the amount due hereunder absent a showing by Borrower of manifest error. Except as provided in Section 2.7(e), such fee shall apply in all circumstances where a LIBOR Loan or Multi-Currency Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory (including, without limitation, payments required pursuant to Section 2.4 or 2.6(a)(1) or the result of Agent's or any Lender's collection efforts. Notice of prepayments shall be given to the Agent by 9:00 am Seattle time (i) as to Base Rate Loans, on the day of prepayment, and (ii) as to LIBOR Loans, two London Banking Days prior to the day of prepayment.

    Section 2.9 Notes. The Revolving Loans shall be evidenced by promissory notes of Borrower substantially in the forms attached hereto as Exhibits A-1, A-2, and A-3. The Sweepline Loans shall evidenced by a promissory note of Borrower substantially in the form attached hereto as Exhibit B. The Multi-Currency Loans shall be evidenced by a promissory note of Borrower substantially in the forms attached hereto as Exhibits C. The promissory notes referred to herein are collectively referred to as the "Notes." Each Lender is hereby authorized to record the date and amount of Loans it makes and the date and amount of each payment of principal and interest thereon on a schedule annexed to and constituting part of the appropriate Note. Any such recordation by a Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of Borrower hereunder or under the Notes.

    Section 2.10 Manner of Payments.

      (a) All payments and prepayments of principal and interest on any Loan and all other amounts payable hereunder by Borrower to Agent or any Lender shall be made by paying the same in Dollars and in immediately available funds to Agent at its Commercial Loan Processing Center, Seattle, Washington not later than 12:00 Noon (Seattle time) on the date on which such payment or prepayment shall become due.

      (b) Borrower hereby authorizes Agent and each Lender, if and to the extent any payment is not promptly made pursuant to this Agreement or any other Loan Document, to charge from time to time against any or all of the accounts of Borrower with Agent or any Lender or any affiliate of any Lender any amount due hereunder or under such other Loan Document.

      (c) Whenever any payment hereunder or under any other Loan Document shall be stated to be due would otherwise occur on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. In the case of a LIBOR Loan or a Multi-Currency Loan, whenever the last day of any Applicable Interest Period would otherwise occur on a day other than a Business Day, the last day of such Applicable Interest Period shall occur, on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest, unless, such extension would cause the last date of such Applicable Interest Period to occur in the next following calendar month, in which case the last day of such Applicable Interest Period shall occur, on the next preceding Business Day.

      (d) Unless Borrower has notified Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Agent may, in its sole and absolute discretion, assume that borrower has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Lender entitled thereto. If such payment was not in fact remitted to Agent in immediately available fund, then each Lender shall forthwith on demand repay to Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent at the Federal Funds Rate.

    Section 2.11 Fees. In addition to certain fees described in Section 3.2(b), Borrower shall pay the following fees:

      (a) KeyBank Commitment Fee. Immediately upon the execution and delivery of this Agreement, Borrower shall pay to KeyBank the fees referred to in the Fee Letter.

      (b) Unused Portion Fee. Borrower shall pay to Agent for the account of Lenders in accordance with their Pro Rata Shares an annual commitment fee in an amount equal to the product of (i) the Applicable Percentage and (ii) the Unused Portion. Such fee shall accrue until the Revolving Maturity Date, be payable quarterly in arrears on the last Business Day of the quarter and shall be deemed fully earned when due and non-refundable, in whole or in part, when paid.

      (c) Agent's Fee. Immediately upon the execution and delivery of this Agreement and on each September 30 thereafter through and including the September 30 immediately preceding the Revolving Maturity Date, Borrower shall pay Agent, for its own account, an annual Agent's fee of Ten Thousand Dollars ($10,000). Such fee shall be deemed fully earned when due and non-refundable, in whole or in part, when paid.

    Section 2.12 Sharing of Payments, Etc. If any Lender shall obtain any payment in respect of Borrower's obligations under the Loan Documents (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise)(other than payments in respect of the Sweepline Loans, the Multi- Currency Loans, or the Supplemental Commitment) in excess of the amount it would have received if all payments had been made directly to Agent and apportioned in accordance with the terms hereof, such Lender shall hold such excess payment in trust for Agent and Lenders and shall forthwith remit the same to Agent for Lenders' accounts as herein provided.

    Section 2.13 Application of Payments. Any payment by Borrower hereunder shall be applied first, against fees, expenses and indemnities due hereunder, second, against interest then due in respect of any Loan, third, against amounts due under Section 3.4 hereof, and thereafter, ratably against amounts owing under any Swap Documents and Loan principal. After the applicable maturity date for any Loan, payments to be applied to loan principal shall be applied first to principal installments then due and thereafter to principal installments in the inverse order of maturity. Agent shall distribute any payment by Borrower in respect of Revolving Loans in accordance with each Lender's Pro Rata Share. Any payment by Borrower to Agent in respect of Sweepline Loans and Multi-Currency Loans shall be solely for the benefit of the Sweepline Bank and the Multi-Currency Bank, as the case may be. Any payment by Borrower to Bank of America or Agent in respect of amounts owing under the Supplemental Credit Agreement shall be solely for the benefit of Bank of America. After any of the Loans become due (by maturity, upon acceleration or otherwise), any amounts recovered from Borrower, including, without limitation, through realization on any Collateral, shall be applied, and distributed by Agent to Lenders, in accordance with each Lender's Total Pro Rata Share.

ARTICLE 3
LETTERS OF CREDIT

    Section 3.1 Letters of Credit. Borrower may request that Agent issue letters of credit for Borrower's account in accordance with the terms and conditions of this Article 3.

    Section 3.2 Manner of Requesting Letters of Credit.

      (a) From time to time, Borrower may request that Agent issue standby or commercial letter of credit for Borrower's account or extend or renew any existing Letters of Credit. Such request will be made by delivering a written request or making an oral request (confirmed in writing by facsimile that same day) for the issuance, extension or renewal of such a letter of credit to Agent not later than 9:00 a.m. (Seattle time) on the date a new letter of credit is to be issued or an existing letter of credit is scheduled to expire, provided that, any request given orally shall be confirmed by Borrower in a writing delivered to Agent not later than 10:00 a.m. (Seattle time) on the date such oral request is made. Each such request shall be deemed to constitute a representation and warranty by Borrower that as of the date of such request, statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing. Each such request shall specify the face amount of the requested Letter of Credit, the proposed date of expiration, the name of the intended beneficiary thereof, and whether such Letter of Credit is a standby or commercial letter of credit or an extension or renewal thereof.

      (b) Borrower shall pay to Agent for the account of Lenders a letter of credit fee (i) with respect to any standby Letters of Credit, equal to .75% (75 basis points) per annum of the amount available to be drawn on the outstanding standby Letters of Credit, which fee shall not be less than Two Hundred Fifty Dollars ($250), (ii) with respect to commercial Letters of Credit, equal to .375% (37.5 basis points) of the face value of each commercial Letter of Credit, which fee shall not be less than One Hundred Twenty Five Dollars ($125), and (iii) such other letter of credit fees. Computations of interest and fees described in this section shall be made on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

      (c) Each letter of credit requested hereunder shall (i) be in a face amount such that after issuance of such letter of credit (A) the Total Utilization will not exceed the Total Revolving Commitment, and (B) the Letter of Credit Usage would not exceed $20,000,000; and (ii) have an expiration date not later than the Revolving Maturity Date.

      (d) At the request of Agent, Borrower shall execute a letter of credit application and reimbursement agreement, in the standard form then used by Agent, in respect of each Letter of Credit requested hereunder. The letter of credit applications and reimbursement agreements now in effect with respect to each existing Letter of Credit shall remain in full force and effect except that, if such existing Letter of Credit is extended or renewed, Agent may, at its option, require Borrower to execute a new letter of credit application and reimbursement agreement (all reimbursement agreements relating to any of the Letters of Credit shall, as such agreements may be amended from time to time, be collectively referred to herein as the "Reimbursement Agreements").

      (e) Subject to the satisfaction of the conditions precedent set forth in Article 4 and Borrower's compliance with the terms of this Section 3.2, Agent shall issue and deliver its letter of credit to Borrower or to the designated beneficiary at such address as Borrower may specify. New Letters of Credit and extensions or renewals of any existing Letters of Credit shall contain terms and conditions customarily included in Agent's letters of credit and shall otherwise be in a form acceptable to Agent.

      (f)  Letters of Credit issued hereunder, upon the request of Borrower in accordance with subsection (a) above, may be denominated in an Offshore Currency; provided that (i) upon the issuance of each Letter of Credit requested in an Offshore Currency hereunder, the Dollar Equivalent of Letter of Credit Usage, calculated at any time, shall not exceed Twenty Million Dollars ($20,000,000), and (ii) should Agent determine at any time that the Dollar Equivalent of Total Utilization exceeds the Dollar Equivalent of Total Revolving Commitment, then Borrower shall repay to Lenders such amounts of principal as may be necessary to ensure that the Dollar Equivalent of Total Utilization is equal to or less than the Dollar Equivalent of Total Revolving Commitment.

      (g) In the event of any conflict between the terms of any Reimbursement Agreement and the terms of this Agreement, the terms of this Agreement shall control, unless Agent has otherwise agreed in a writing.

    Section 3.3 Indemnification; Increased Costs. Borrower agrees to indemnify Agent and any Lender on demand for any and all additional costs, expenses, or damages incurred by such Agent or Lender, directly or indirectly, arising out of the issuance of any Letter of Credit or the purchase of any Letter of Credit Risk Participation, including, without limitation, any costs of maintaining reserves in respect thereof and any premium rates imposed by the Federal Deposit Insurance Corporation in connection therewith. A certificate as to such additional amounts submitted to Borrower by Agent or such Lender shall be final, conclusive, and binding, absent manifest error.

    If at any time after the date hereof the introduction of or any change in applicable law, rule, or regulation or in the interpretation or the administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Agent or Lender with any requests directed by any such Governmental Authority (whether or not having the force of law) shall, with respect to any Letter of Credit or Letter of Credit Risk Participation subject Agent or such Lender to any Tax or impose, modify, or deem applicable any reserve, special deposit, or similar requirements against assets of, deposits with or for the account of, credit extended by Agent or such Lender or shall impose on Agent or such Lender any other conditions affecting the Letters of Credit or Letter of Credit Risk Participations and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing a Letter of Credit or holding a Letter of Credit Risk Participation or to reduce the amount of any sum received or receivable by Agent or such Lender hereunder with respect to the Letters of Credit or Letter of Credit Risk Participations, then, upon demand by Agent or such Lender, Borrower shall pay to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such increased cost or reduction. A certificate submitted to Borrower by Agent or such Lender setting forth the basis for the determination of such additional amount or amounts shall be final, conclusive, and binding, absent manifest error.

    Borrower agrees to indemnify and hold Agent and each Lender (an "Indemnitee") harmless from and against any and all (a) Taxes (exclusive of Taxes measured by net income and gross receipts) and other fees payable in connection with Letters of Credit, Letter of Credit Risk Participations or the provisions of this Agreement relating thereto, and (b) any and all actions, claims, damages, losses, liabilities, fines, penalties, costs, and expenses of every nature, including reasonable attorney's fees, suffered or incurred by the Indemnitee otherwise arising out of or relating to this Article 3, any Letter of Credit, or any Letter of Credit Risk Participations; provided, however, said indemnification shall not apply to the extent that any such action, claim, damage, loss, liability, fine, penalty, cost, or expense arises out of or is based solely upon the Indemnitee's willful misconduct or negligence.

    Section 3.4 Payment by Borrower. Borrower agrees to fully reimburse Agent for all amounts paid by Agent under any Letter of Credit and to pay interest thereon at the Base Rate then applicable to Revolving Loans from the date Agent makes such payment until the date of any demand for reimbursement by Agent. Such payment shall be made in immediately available funds at Agent's

Commercial Loan Processing Center not later than 11:00 a.m. (Seattle time) on the date Borrower is first notified by Agent that Agent has made payment under the Letter of Credit; provided, that, if Agent so elects pursuant to the terms of Section 9.2, following the occurrence of an Event of Default, the face amount of each Letter of Credit shall become immediately due and payable. If Borrower shall default in its obligations to reimburse Agent or make any other payment required hereunder, interest shall accrue on the unpaid amount thereof at a per annum rate equal to three percentage (3%) points above the Base Rate changing as such Base Rate changes from the date such amount becomes due and payable until payment in full by Borrower. Interest on such unpaid amounts shall be calculated on the basis of a year of 360 days and shall be payable on demand.

ARTICLE 4
CONDITIONS

    Section 4.1 Conditions to Effectiveness of Agreement. This Agreement shall become effective upon the fulfillment of all of the following:

      (a) New Loan Documents. Agent shall have received the New Loan Documents, each been duly executed and delivered by Borrower.

      (b) Assignment and Assumption Agreement. Agent shall have received a duly executed Assignment and Assumption Agreement between Bank of America and KeyBank dated as of January 2, 2001.

      (c) Payment of Fees. All fees which are due and payable shall have been paid in full.

    Section 4.2 Conditions to All Loans and Issuances of Letters of Credit. The obligation of each Lender to make any Loan hereunder and the obligation of Agent to issue any Letter of Credit, are subject to fulfillment of the following conditions:

      (a) Prior Conditions. All of the conditions set forth in Section 4.1 shall have been satisfied.

      (b) Notice of Borrowing. In respect of any Loan, Agent shall have received the Notice of Borrowing in respect of such Loan; and, in respect of any Letter of Credit, Agent shall have received from Borrower a request therefor complying with the requirements of Section 3.2.

      (c) No Default. At the date of the requested Loan or issuance of requested Letter of Credit, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of the Loan or issuing the Letter of Credit; and the representations and warranties of Borrower in Article 5 shall be true on and as of such date with the same force and effect as if made on and as of such date.

      (d) Other Information. Agent and each Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request in order to satisfy itself that the foregoing conditions have been fulfilled.

    Section 4.3 Conditions to Certain Loans and Issuances of Letters of Credit. The obligation of each Lender to make the first Loan hereunder and the obligation of Agent to issue the first Letter of Credit hereunder, in either case, that would cause the Total Utilization to exceed Seventy Million Dollars ($70,000,000), are subject to fulfillment of the following conditions:

      (a) Prior Conditions. All of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied.

      (b) Borrower Authority. Agent shall have received in form and substance satisfactory to it (i) a copy of a resolution adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and the other New Loan Documents certified by the Secretary of Borrower; (ii) evidence of the authority and specimen signatures of the persons who have signed this Agreement and the other New Loan Documents; (iii) a Certificate of Good Standing dated as of a recent date issued by the Secretary of State of Washington in respect of Borrower; and (iv) such other evidence of corporate authority as Agent shall reasonably require.

      (c) Legal Opinion. Agent on behalf of each Lender shall have received the legal opinion of John S. Leness, as General Counsel to Borrower, substantially in the form attached hereto as Exhibit D and dated on or about the date hereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants to Agent and Lenders as follows:

    Section 5.1 Corporate Existence and Power. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Borrower is duly qualified to do business in each other jurisdiction where the nature of its activities or the ownership of its properties requires such qualification, except to the extent that failure to be so qualified does not have a material adverse effect on its business, operations or financial condition. Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents to which it is a party.

    Section 5.2 Corporate Authorization. The execution, delivery and performance by Borrower of the Loan Documents and any borrowing thereunder and the request for the issuance of any Letter of Credit thereunder, have been duly authorized by all necessary corporate action of Borrower, and do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower except such as have been obtained (certified copies thereof having been delivered to Agent), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Borrower is a party or by which Borrower, or any of its properties, may be bound or affected.

    Section 5.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrower of the Loan Documents to which it is a party or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Agent).

    Section 5.4 Binding Obligations, Etc. This Agreement has been duly executed and delivered by Borrower and constitutes, and the other Loan Documents when duly executed and delivered by Borrower will constitute, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by the exercise of judicial discretion in accordance with general principles of equity.

    Section 5.5 Litigation. There are no actions, proceedings, investigations, or claims against or affecting Borrower now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of Borrower has any thereof been threatened nor does any basis exist therefor) which might reasonably be determined adversely to Borrower and which, if determined adversely, would be likely to have a material adverse effect on the financial condition or operations of Borrower or to impair Agent's lien on the Collateral or Borrower's rights therein, except as described on Schedule 2 hereto.

    Section 5.6 Lien Priority. On the date any Loan is made or any Letter of Credit is issued hereunder, the Security Agreement will constitute a valid and perfected lien of first priority (subject only to the Lien of the Private Lenders) in and to all Collateral (other than patents, copyrights and trademarks not identified on Schedule 1 of the Security Agreement, as such Schedule may be modified or supplemented from time to time) and will be enforceable against all third parties in all jurisdictions as security for all obligations of Borrower to Agent and Lenders hereunder and under the other Loan Documents.

    Section 5.7 Financial Condition. The consolidated balance sheet of Borrower and its Subsidiaries as at April 30, 1998, and the related statements of income and retained earnings of Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to Lenders, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at such date, including all material contingent liabilities, and the consolidated results of operations of Borrower for the period then ended, all in accordance with GAAP. Neither Borrower nor its Subsidiaries had on such date any material contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in that balance sheet and in the notes to those financial statements and since that date there has been no material adverse change in the financial condition or operations of Borrower or its Subsidiaries.

    Section 5.8 Title and Liens. Borrower has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 5.7 hereof (except such as have been since sold or otherwise disposed of in the ordinary course of business). No assets or revenues of Borrower are subject to any Lien except as permitted by this Agreement. All properties of Borrower and its use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment.

    Section 5.9 Taxes. Borrower has filed all tax returns and reports required of it, has paid all Taxes which are shown to be due and payable on such returns and reports, and has provided adequate reserves for payment of any Tax whose payment is being contested. The charges, accruals and reserves on the books of Borrower in respect of Taxes for all fiscal periods to date are accurate in all material respects and there are no material questions or disputes between Borrower and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in Section 5.7 or otherwise disclosed to Agent in writing prior to the date of this Agreement.

    Section 5.10 Laws, Orders, Other Agreements. Neither Borrower nor any of its Subsidiaries is in violation of or subject to any contingent liability on account of any laws, statutes, rules, regulations and orders of any Governmental Authority. Neither Borrower or any of its Subsidiaries is in material breach of or default under any material agreement to which it is a party or which is binding on it or any of its assets.

    Section 5.11 Federal Reserve Regulations. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan or Letter of Credit will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. Borrower will furnish to any Lender on request a statement conforming with the requirements of Regulation U.

    Section 5.12 ERISA.

      (a) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Borrower or affect materially the ability of Borrower to perform this Agreement or the other Loan Documents.

      (b) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to any material tax or penalty on prohibited transactions imposed by Section 502 or Section 2003(a) of ERISA.

      (c) No Pension Plan or trust has been terminated, and there have been no "reportable events" as that term is defined in Section 4043 of ERISA since the effective date of ERISA.

      (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

      (e) The required allocations and contributions to Pension Plans will not violate Section 415 of the Code in any material respect.

    Section 5.13 Security Offerings. Neither Borrower nor anyone acting on its behalf has directly or indirectly offered any Note or similar instrument or security for sale to any person or solicited from any person any offer to buy any such instrument or security or approached or negotiated with any person concerning any such instrument or security in any manner which would violate any applicable state or federal securities laws, including without limitation, the Securities Act of 1933, as amended.

    Section 5.14 Investment Company; Public Utility Holding Company. Borrower is not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended; or (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Section 5.15 Representations as a Whole. This Agreement, the other Loan Documents, the financial statements referred to in Section 5.7, and all other instruments, documents, certificates and statements furnished to Agent and Lenders by Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading. Without limiting the foregoing, each of the representations and warranties made by Borrower in the other Loan Documents is true and correct on and as of the date when made, as of August 31, 1998, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates.

ARTICLE 6
AFFIRMATIVE COVENANTS

    So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letters of Credit and until payment in full of each Loan and performance of all other obligations of Borrower under this Agreement and the other Loan Documents, Borrower agrees to do all of the following unless Agent shall otherwise consent in writing.

    Section 6.1 Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only for working capital, other general corporate purposes, and for Acquisitions permitted under Section 7.2 and 7.4.

    Section 6.2 Preservation of Corporate Existence, Etc. Borrower will, and will cause the Subsidiaries to, preserve and maintain their corporate existence, rights, franchises and privileges in the jurisdictions of their incorporation and will, and will cause the Subsidiaries to, qualify and remain qualified as foreign corporations in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties.

    Section 6.3 Visitation Rights. At any reasonable time, and from time to time, Borrower will, and will cause each Subsidiary to, permit Agent and Lenders to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Borrower and to discuss the affairs, finances and accounts of Borrower with any of its officers or directors.

    Section 6.4 Keeping of Books and Records. Borrower will keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of Borrower.

    Section 6.5 Maintenance of Property, Etc. Borrower will maintain and preserve and will cause each Subsidiary to maintain and preserve all of their respective properties in reasonably good working order and condition, ordinary wear and tear excepted, and will from time to time make all needed repairs, renewals and replacements so that the efficiency of such properties shall be fully maintained and preserved.

    Section 6.6 Compliance with Laws, Etc. Borrower will comply and will cause each Subsidiary to comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower or any Subsidiary or to their respective operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

    Section 6.7 Other Obligations. Borrower will pay and discharge and cause each Subsidiary to pay and discharge before the same shall become delinquent all material Indebtedness, Taxes and other obligations for which Borrower or any Subsidiary is liable or to which their income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a Lien upon assets of Borrower or any Subsidiary, except any thereof whose validity or amount is being contested in good faith by Borrower or the Subsidiary in appropriate proceedings with provision having been made to the satisfaction of Agent for the payment thereof in the event the contest is determined adversely to Borrower or such Subsidiary. In the event any charge is being contested by Borrower or its Subsidiaries as allowed above, Borrower or its Subsidiaries shall establish adequate reserves against possible liability therefor.

    Section 6.8 Insurance. Without limitation on the insurance required by the Security Agreement to be maintained on the Collateral, Borrower will keep in force and will cause each Subsidiary to keep in force upon all of their respective properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and reasonably satisfactory to Agent. Borrower will on request furnish to Agent certificates of insurance or copies of policies evidencing such coverage.

    Section 6.9 Financial Information. Borrower will deliver to Agent in sufficient copies for distribution to Agent and each Lender:

      (a) Annual Audited Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and the consolidated statement of retained earnings and statement of cash flows of Borrower and its Subsidiaries for such year, accompanied by (i) the audit report thereon by independent certified public accountants selected by Borrower and reasonably satisfactory to Agent (which reports shall be prepared in accordance with GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the records of Borrower or any Subsidiary and shall contain no disclaimer of opinion or adverse opinion except such as Agent in its sole discretion determines to be immaterial) and (ii) an Officer's Certificate of Borrower certifying that as of the close of such year no Event of Default or Default had occurred and was continuing;

      (b) Quarterly Unaudited Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of Borrower, the unaudited consolidated balance sheet of Borrower as of the end of such fiscal quarter and the unaudited consolidated statement of income and consolidated statement of cash flows of Borrower for the fiscal year to the end of such fiscal quarter, unless the same has been provided in the form of Borrower's Form 10Q; accompanied by an Officer's Certificate of Borrower certifying that (i) such reports have been prepared in accordance with GAAP consistently applied and results of operation of Borrower as at the end of and for such fiscal quarter and that since the previous fiscal year-end report referred to in clause (a) there has been no material adverse change in the financial condition of Borrower and that (ii) as of the close of such fiscal quarter no Event of Default or Default had occurred and was continuing;

      (c) Annual Financial Projections. As soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of Borrower's annual financial projections;

      (d) Accounts Receivable Summary. As soon as available, but not later than forty-five (45) days after the end of each fiscal quarter an accounts receivable aging summary;

      (e) SEC Filings. Promptly, copies of all financial statements and reports that Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that Borrower or any Subsidiary may make to, or file with, the SEC; and

      (f)  Compliance Certificates. Within ninety (90) days after the close of each fiscal year of Borrower and within forty-five (45) days after the close of each of Borrower's fiscal quarters (other than the fourth fiscal quarter), an officer's certificate signed by the chief financial officer of Borrower stating that to the best of the signer's knowledge and belief after due inquiry no Default or Event of Default had occurred and was continuing and setting forth calculations evidencing compliance with Sections 6.12, 6.13, 6.14, 6.15, and 6.17 hereof;

      (g) Other. All other statements, reports and other information as Agent or any Lender may reasonably request concerning the Collateral or the financial condition and business affairs of Borrower.

    Section 6.10 Notification. Promptly after learning thereof, Borrower shall notify Agent of (a) any action, proceeding, investigation or claim against or affecting Borrower or any Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to Borrower's knowledge, threatened to be instituted, which might reasonably be determined adversely to Borrower and which, if determined adversely, would be likely to have a material adverse effect on the financial condition or operations of Borrower, or to impair Agent's or Lenders' lien on Collateral or Borrower's rights therein, or to result in a judgment or order against Borrower for more than $500,000 in excess of insurance coverage or, when combined with all other pending or threatened claims, more than $500,000 in excess of insurance coverage; (b) any substantial dispute between Borrower or any Subsidiaries and any Governmental Authority; (c) any labor controversy which has resulted in or, to Borrower's knowledge, threatens to result in a strike which would materially affect the business operations of Borrower or any Subsidiary; (d) if Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1),(2),(5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event" as defined in subsection (c)(2) of Section 4043 of ERISA and Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; and (e) the occurrence of any Event of Default or Default. In the case of the occurrence of an Event of Default or Default, Borrower will deliver to Agent an Officer's Certificate specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take with respect thereto.

    Section 6.11 Additional Payments; Additional Acts. From time to time, Borrower will (a) pay or reimburse Agent and Lenders on request for all Taxes (other than Taxes imposed on the net or gross income of Agent or Lenders) imposed on any Loan Document or payment and for all reasonable expenses, including legal fees, incurred by Agent or any Lender in connection with the preparation of the Loan Documents or the making or administration of the Loans, or the issuance of any Letter of Credit; (b) pay or reimburse Agent and any Lender for all reasonable expenses, including legal fees, incurred by Agent or any Lender in connection with the enforcement by judicial proceedings or otherwise of any of the rights of Agent or any Lender under the Loan Documents (including the enforcement or protection of Agent's or any Lender's rights in any bankruptcy or any insolvency proceeding); (c) obtain and promptly furnish to Agent evidence of all such Government Approvals as may be required to enable Borrower to comply with its obligations under the Loan Documents and to continue in business as conducted without material interruption or interference; and (d) execute and deliver all such instruments (such as Uniform Commercial Code continuation statements) and perform all such other acts as Agent or any Lender may reasonably request to carry out the transactions contemplated by the Loan Documents and to maintain the continuous perfection and priority of Agent's lien on all Collateral.

    Section 6.12 Fixed Charge Coverage Ratio. For any four consecutive fiscal quarters, Borrower shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.50 to 1. "Fixed Charge Coverage Ratio" shall mean the quotient obtained by dividing (a) the sum of Cash Flow by (b) the sum of Fixed Charges. "Cash Flow" shall mean Borrower's net income after taxes, plus interest expense, depreciation and amortization, and less the aggregate amount of any dividends issued. "Fixed Charges" shall mean Borrower's interest expense, plus its current portion of any long-term debt.

    Section 6.13 Funded Debt Ratio. As of the end of each fiscal quarter, Borrower shall maintain, on a consolidated basis, a Funded Debt Ratio of not more than 4.25 to 1. As used herein "Funded Debt Ratio" shall mean as of the end of any fiscal quarter, the quotient obtained by dividing (a) the Funded Debt as of the end of such fiscal quarter by (b) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that Borrower has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary. "EBITDA" shall mean pre-tax net income (or pre-tax net loss), plus, the sum of (i) interest expense, (ii) depreciation expense, (iii) depletion expense, and (iv) amortization expense.

    Section 6.14 Minimum Net Worth. Borrower shall maintain, on a consolidated basis, as at the end of each fiscal quarter, a Tangible Net Worth equal to or greater than the then applicable Minimum Net Worth. "Minimum Net Worth" shall mean $27,800,000, plus cumulative quarterly increases equal to fifty percent (50%) of Borrower's net income for all fiscal quarters ending on or after July 31, 1999, excluding any adjustments thereto for losses, plus all amounts contributed to Borrower as equity at any time after September 1, 1999.

    Section 6.15 Debt to Tangible Net Worth Ratio. Borrower shall maintain, on a consolidated basis, a ratio of Debt to Tangible Net Worth of not more than (a) 3.70 to 1 as at the fiscal quarters ending April 30, 2000, July 31, 2000, October 31, 2000 and January 31, 2001; (b) 3.10 to 1 as at the fiscal quarters ending April 30, 2001, July 31, 2001, October 31, 2001 and January 31, 2002; and (c) 2.60 to 1 as at the fiscal quarters ending April 30, 2002 and thereafter. As used herein, "Debt" shall mean, on a consolidated basis, all liabilities of Borrower as determined and computed in accordance with GAAP other than Senior Unsecured Debt, Subordinated Debt, and for clarification purposes only, minority interests.

    Section 6.16 Guaranties and Security Agreements from Subsidiaries. After any entity becomes a Domestic Subsidiary of Borrower, other than those Subsidiaries set forth on Schedule 3 hereto, and unless Agent and the Majority Lenders provide prior written consent to the contrary, such Domestic Subsidiary shall execute and deliver to Agent, promptly upon Agent's request, (a) a guaranty agreement, unconditionally guarantying Borrower's obligations under the Loan Documents, (b) a security agreement granting Agent for its benefit and the ratable benefit of Lenders', a first priority and exclusive security interest in all personal property of such Domestic Subsidiary, (c) a copy of a resolution adopted by the Board of Directors of such Domestic Subsidiary authorizing the execution, delivery, and performance of the guaranty and security agreement, and (d) such other documents and agreements as Agent may reasonably request. All of the foregoing documents shall be in form and substance satisfactory to Agent. Each such Domestic Subsidiary shall be referred to herein as a "Guarantor."

    Section 6.17 Senior Funded Debt Ratio. Borrower shall maintain, on a consolidated basis, a Senior Funded Debt Ratio of not more than (a) 4.00 to 1 as at the fiscal quarters ending April 30, 2000 and July 31, 2000; (b) 3.75 to 1 as at the fiscal quarters ending October 31, 2000; (c) 3.50 to 1 as at the fiscal quarters ending January 31, 2001; (d) 3.25 to 1 as at the fiscal quarters ending April 30, 2001 and July 31, 2001; and (e) 3.00 to 1 as at the fiscal quarters ending October 31, 2001 and thereafter. As used herein, "Senior Funded Debt Ratio" shall mean, as of the end of any fiscal quarter, the quotient obtained by dividing (A) Senior Funded Debt as of the end of such fiscal quarter by (B) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that Borrower has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary. "EBITDA" shall mean pre-tax net income (or pre-tax net loss), plus, the sum of (i) interest expense, (ii) depreciation expense, (iii) depletion expense, and (iv) amortization expense.

    Section 6.18 Update of Collateral. From time to time, Agent may request that Borrower supplement Schedule 1 of the Security Agreement to include: (i) any new patent, patent applications, trademarks or trademark applications acquired by Borrower after the date hereof; and/or (ii) any copyrights in which Borrower then has any interest. Borrower shall promptly and fully comply with any such request and, if requested by Agent, Borrower shall sign such new security agreements or documents, and shall take such other actions, as Agent may reasonably request to create and perfect a security interest in favor of Bank of America in its capacity as agent under the Security Agreement and to establish and ensure the first priority of such security interest.

ARTICLE 7
NEGATIVE COVENANTS

    So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letters of Credit and until payment in full of each Loan and performance of all other obligations of Borrower under this Agreement and the other Loan Documents, Borrower agrees that it will not do any of the following unless Agent shall otherwise consent in writing, such consent not to be unreasonably withheld.

    Section 7.1 Dividends, Purchase of Stock, Etc. During the continuance of any Default or Event of Default, or if such payment or distribution would result in a Default or Event of Default, Borrower shall not, and shall cause each Subsidiary to not, (a) declare or pay any dividend (except dividends payable in its capital stock) on any shares of any class of its capital stock or (b) apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Borrower.

    Section 7.2 Liquidation, Merger, Sale of Assets. Neither Borrower nor any Guarantor shall liquidate, dissolve or enter into any consolidation, joint venture, partnership or other combination or sell, lease, or dispose of (including through transfers to any Subsidiary that has not executed a guaranty and security agreement pursuant to Section 6.16) all or any substantial portion of its business or assets or of any Collateral (excepting sales of goods in the ordinary course of business). Neither Borrower nor any Guarantor shall merge with any other person except that the Borrower or Guarantor may merge with another person engaged in business similar or related to Borrower's provided that (a) such a merger is an Acquisition, (b) prior to such Acquisition, no Default or Event of Default has occurred nor is continuing and such Acquisition shall not cause a Default or an Event of Default hereunder, (c) ten (10) days prior to such Acquisition, Borrower provides to Agent and each Lender written notice of such Acquisition and evidence that such Acquisition complies with the terms and conditions contained herein, and (d) the amount of such Acquisition, together with the amount of all other acquisitions consummated within the twelve (12) consecutive months (including all other Acquisitions by merger or otherwise as permitted under this Section 7.2 and Section 7.4 hereof), does not exceed $10,000,000.

    Section 7.3 Indebtedness. Neither Borrower nor any Guarantor shall create, incur or become liable for any Indebtedness except (a) the Loans and Indebtedness hereunder in respect of the Letters of Credit and Swap Documents, (b) existing Indebtedness reflected on the balance sheets referred to in Section 5.7, (c) current accounts payable or accrued or other current liabilities incurred by Borrower or Guarantor in the ordinary course of business, (d) indebtedness for the deferred purchase price, or for obligations under leases, of real and personal property used by Borrower or Guarantor in its business, (e) Indebtedness incurred in respect of any Acquisition permitted under Section 7.2 or 7.4, which, in the aggregate, measured on any rolling twelve (12) month period, does not exceed Five Million Dollars ($5,000,000), (f) Senior Unsecured Debt and Subordinated Debt which when taken together do not exceed, in the aggregate, at any one time outstanding, Twenty-Five Million Dollars ($25,000,000), and (g) any amounts owing under the Supplemental Credit Agreement.

    Section 7.4 Guaranties, Etc. Except for the guaranties set forth on Schedule 4 hereto, neither Borrower nor any Guarantor shall assume, guaranty, endorse or otherwise become directly or contingently liable for, or obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, other than by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

    Section 7.5 Liens. Neither Borrower nor any Guarantor shall create, assume or suffer to exist any Lien except (a) liens pursuant to the Security Agreement, (b) existing Liens reflected in the balance sheet referred to in Section 5.7, (c) Liens described on Schedule 5 hereto, and (d) with respect to any Guarantor, liens pursuant to the security agreements required under Section 6.16.

    Section 7.6 Investments. Borrower shall not make any loan or advance to any person or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, except (a) commercial bank time deposits maturing within one year, (b) marketable general obligations of the United States or a State or marketable obligations fully guaranteed by the United States, (c) short-term commercial paper with the highest rating of a generally recognized rating service, (d) the Acquisition of Spearhead Automated Systems, Inc., or (e) an Acquisition of another person engaged in business similar or related to Borrower's provided that (i) prior to such Acquisition, no Default or Event of Default has occurred nor is continuing and such Acquisition shall not cause a Default or an Event of Default hereunder, (ii) ten (10) days prior to such Acquisition, Borrower provides to Agent and each Lender written notice of such Acquisition and evidence that such Acquisition complies with the terms and conditions contained herein, and (iii) the amount of such Acquisition, together with the amount of all other acquisitions consummated within the twelve (12) consecutive months (including any Acquisitions by merger as permitted under Section 7.2 hereof), does not exceed $10,000,000.

    Section 7.7 Operations. Borrower shall not engage in any activity which is substantially different from or unrelated to the present business activities or products of Borrower.

    Section 7.8 ERISA Compliance. Neither Borrower nor any member of the Controlled Group nor any Plan will:

      (a) engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could result in a material liability to Borrower;

      (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived which could result in a material liability to Borrower;

      (c) terminate any Pension Plan in a manner which could result in a material liability to Borrower or could result in the imposition of a material Lien on any property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; or

      (d) violate state or federal securities laws applicable to any Plan in any material respect.

    Section 7.9 Senior Unsecured Debt. Borrower shall maintain no funds on deposit with, shall not acquire any certificates of deposit or other financial instruments from, nor hold any Indebtedness owing to Borrower by, any Senior Unsecured Bank unless such Senior Unsecured Bank shall first have executed a written agreement in favor of Lenders (in form and substance acceptable to Lenders) subordinating or waiving its rights to set-off or to assert any "bankers lien." Borrower shall comply at all times with all terms and conditions set forth in any document or instrument evidencing any Senior Unsecured Debt and shall take all other actions as may be necessary to ensure that at all times (before or after the expiration of any applicable grace periods), no Senior Unsecured Bank shall have the right to accelerate the maturity of any installment of the Senior Unsecured Debt.

ARTICLE 8
EVENTS OF DEFAULT

    Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder.

      (a) Payment Default. Borrower shall fail to pay for a period of three (3) Business Days when due any amount of principal of or interest on any Loan or any other amount payable by it hereunder including, without limitation, amounts due in respect of Letters of Credit; or

      (b) Breach of Warranty. Any representation or warranty made (or deemed made pursuant to Section 2.2 or 3.2 hereof) by Borrower under or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made; or

      (c) Breach of Certain Covenants. Borrower shall have failed to comply with Sections 6.2, 6.8, 6.10(e), 6.12, 6.13, 6.14, 6.15, 6.17, any provision of Article 7 of this Agreement, or, to the extent that it relates to the obtaining and maintaining of insurance or delivery of evidence of same, Section 11 of the Security Agreement; or

      (d) Breach of Other Covenant. Borrower shall fail to perform or observe any other material covenant, obligation or term of any Loan Document executed by it and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by Agent; or

      (e) Cross-default. Borrower shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any amounts owing under any Swap Document, Indebtedness which in the aggregate exceeds One Hundred Thousand Dollars ($100,000) or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any Swap Document or any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such Swap Document, agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of any obligations under the Swap Document or of such Indebtedness, or (iii) any amounts owing under any Swap Document or such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

      (f)  Voluntary Bankruptcy, Etc. Without the prior written consent of Agent and Lenders, Borrower or any Subsidiary shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

      (g) Involuntary Bankruptcy, Etc. An order for relief shall be entered against Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Borrower, or any Subsidiary or of any substantial part of its or their property, or ordering the reorganization, winding-up or liquidation of its or their affairs; or upon the expiration of sixty (60) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 8.1(f) or this Section 8.1(g) without the petition being dismissed prior to that time; or

      (h) Insolvency, Etc. Borrower or any Subsidiary shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Borrower or any Subsidiary, as the case may be, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Borrower or any Subsidiary, as the case may be; or

      (i)  Judgment. A final judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in excess of insurance coverage or which impairs the lien on Collateral or rights of Borrower therein in any material respect, shall be rendered against Borrower and such judgment or order shall continue unsatisfied and in effect for a period of ten (10) consecutive days following entry, or all or substantially all of the assets of Borrower are attached, seized, subject to writ or warrant or are levied on or come into the possession or control of a receiver, trustee, custodian or assignee for the benefit of creditors; or

      (j)  Government Approvals. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by Borrower of its obligations set forth in the Loan Documents shall be revoked, withdrawn or withheld or shall fail to remain in full force and effect unless in the reasonable opinion of Agent such revocation, withdrawal or withholding would not be likely to have a material adverse affect on the ability of Borrower to perform its obligations under the Loan Documents; or

      (k) Other Government Action. Borrower is enjoined or restrained or in any way prevented by order of a court or other Governmental Authority from conducting all or a substantial part of its business affairs or operations; or

      (l)  ERISA. Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA, having aggregate Unfunded Vested Liabilities in excess of One Million Dollars ($1,000,000) shall be filed under Title IV of ERISA by Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the

  PBGC shall institute proceedings under Title IV of ERISA to terminate any Plan or Plans which could result in any liability of Borrower in excess of One Million Dollars ($1,000,000); or

      (m) Note Agreement Default. The occurrence of an "Event of Default" or "Default" under the Note Agreement, as such terms are defined therein.

    Section 8.2 Consequences of Default. If an Event of Default described in Section 8.1(f) or 8.1(g) shall occur and be continuing, then in any such case, the Commitments shall be immediately terminated and, if any Loans or Letters of Credit shall have been made or issued, the principal of and interest on the Loans, the face amounts of all issued and outstanding Letters of Credit, and all other sums payable by Borrower under the Loan Documents shall become immediately due and payable all without notice or demand of any kind.

    If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, (i) Agent shall at the request, or may with the consent, of the Majority Lenders immediately terminate the Commitments, and, if any Revolving Loans or Letters of Credit shall have been made or issued, Agent shall at the request, or may with the consent, of the Majority Lenders declare the principal of and the interest on the Revolving Loans, the face amounts of all issued and outstanding Letters of Credit, and all other sums payable by Borrower under the Loan Documents with respect to such Revolving Loans and Letters of Credit immediately due, whereupon the same shall become immediately due and payable all without protest, presentment, notice or demand, all of which Borrower expressly waives, and (ii) Agent shall at the request, or may with the consent, of the Sweepline Bank or Multi-Currency Bank, terminate the Sweepline Commitment and the Multi-Currency Commitment, as applicable, and declare the principal of and the interest on the Sweepline Loans and the Multi-Currency Loans, and all other sums payable by Borrower under the Loan Documents with respect to such Sweepline Loans and Multi-Currency Loans immediately due, whereupon the same shall become immediately due and payable all without protest, presentment, notice or demand, all of which Borrower expressly waives.

    Regardless of whether Borrower's obligations to repay the Loans and Letters of Credit have been accelerated pursuant to the preceding sentences, Agent shall at the request, or may with the consent, of the Majority Lenders realize on any or all of the Collateral by exercising any remedies provided in any Security Document or otherwise provided by law. Amounts paid or received hereunder in respect of issued and outstanding Letters of Credit which exceed amounts paid by Agent under such Letters of Credit shall be held (and applied) as cash collateral to secure the performance of all obligations of Borrower owing to Agent and Lenders hereunder and under the other Loan Documents. Agent and Lenders may exercise or pursue any remedy or cause of action permitted by this Agreement, the Notes, and any other Loan Document or applicable law. The rights and remedies provided by law, this Agreement, the Notes and the other Loan Documents are cumulative and non exclusive, and the exercise or partial exercise of any right, power or remedy hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

ARTICLE 9
AGENT

    Section 9.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans and Letters of Credit, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Documents or applicable law and provided, further, that without the consent of all Lenders, Agent shall not change or modify any Lender's Commitment, the definition of "Majority Lenders", the timing or rates of interest payments, the timing or amounts of principal payments due in respect of Loans and Letters of Credit, and provided, further, that the terms of Section 2.5, Article 3, this Article 9 and Article 10 shall not be amended without the prior written consent of Agent (acting for its own account). In the absence of instructions from the Majority Lenders, Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of Lenders or the consent of the Majority Lenders and any such action or failure to act shall be binding on all Lenders. Each Lender and each holder of any Note shall execute and deliver such additional instruments, including powers of attorney in favor of Agent, as may be necessary or desirable to enable Agent to exercise its powers hereunder.

    Section 9.2 Duties and Obligations.

      (a) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement or any other Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (i) may treat each Lender which is a party hereto as the party entitled to receive payments hereunder until Agent receives written notice of the assignment of such Lender's interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby to the same extent as it would have been had it been an original party hereto, in each case in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document, or in any instrument or document furnished pursuant hereto or thereto; (iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents, or of any instrument or document furnished pursuant thereto on the part of Borrower or as to the use of the proceeds of any Loan; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement, of any other Loan Document, or of any instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect to this Agreement or any other Loan Document by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telex, facsimile transmission, telegram or cable) believed by it to be genuine and signed, sent or made by the proper party or parties or by acting upon any representation or warranty of Borrower made or deemed to be made in this Agreement or any other Loan Document. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      (b) Agent will promptly transmit to each Lender copies of all documents received from Borrower pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement, Borrower is obligated to deliver directly to Lenders.

      (c) Each Lender or its assignee shall furnish to Agent in a timely fashion such documentation (including, but not by way of limitation, IRS Forms Nos. W-8, 1001 and 4224) as may be reasonably requested by Agent to establish such Lender's status for tax withholding purposes.

      (d) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under any of the Loan Documents unless Agent has received written notice from a Lender or Borrower referring to one or more of the Loan Documents, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that Agent receives such a notice, Agent shall promptly notify each of Lenders.

    Section 9.3 Dealings Between Bank of America and Borrower. With respect to its Commitment, the Loans made by it, and the Letters of Credit issued by it, Bank of America shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" as used herein and in the other Loan Documents shall unless otherwise expressly indicated include Bank of America in its individual capacity. Bank of America may accept deposits from, lend money to, act and generally engage in any kind of business with Borrower and any person which may do business with Borrower, all as if Bank of America were not Agent hereunder and without any duty to account therefor to Lenders.

    Section 9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or the other Lenders and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or the other Lenders and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    Section 9.5 Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower) ratably, in the same proportion as its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement or any other Loan Document, except any such as result from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand ratably, in the same proportion as its Pro Rata Share, for any out-of-pocket expenses, including legal fees, incurred by Agent in connection with the administration or enforcement or preservation of any rights under any Loan Document (to the extent that Agent is not reimbursed for such expenses by Borrower).

    Section 9.6 Successor Agent. Agent may give written notice of resignation at any time to Lenders and may be removed at any time with cause by the Majority Lenders. If Agent shall have resigned or been removed in accordance with the terms of this Section 9.6, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may on behalf of Lenders, appoint a successor Agent, which shall be one of Lenders or a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Until the acceptance by such a successor Agent, the retiring Agent shall continue as "Agent" hereunder. After any retiring Agent's resignation or removal hereunder as Agent shall become effective, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any person into which Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which it shall be a party or any person to which Agent may sell or transfer all or substantially all of its agency relationships shall be the successor to Agent hereunder without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

ARTICLE 10
LETTER OF CREDIT RISK PARTICIPATIONS

    Section 10.1 Sale of Risk Participations. Agent agrees to sell to Lenders, and upon issuance of any Letter of Credit hereunder each Lender shall be deemed to have unconditionally and irrevocably purchased from Agent, an undivided risk participation in such Letter of Credit in proportion to such Lender's Pro Rata Share.

    Section 10.2 Notice to Lenders. Via telephone, telex, or facsimile, Agent will promptly advise each Lender of each Letter of Credit issued hereunder. Agent shall not have any duty to ascertain or to inquire as to the accuracy of the information furnished by Borrower, or accuracy of the representations and warranties made by Borrower in any request for the issuance of such Letter of Credit nor shall Agent have any duty to confirm that all conditions precedent to the issuance of such Letter of Credit have been fully satisfied.

    Section 10.3 Payment Obligations.

      (a) Reimbursements to Agent. In the event Borrower fails to pay any amount due under Section 3.4 by 12:00 noon (Seattle time) on the date Agent shall make demand for payment thereof, Lenders shall each, upon receipt of notice from Agent of such failure, pay to Agent their Pro Rata Share of such amount, provided, however, if Borrower pays a portion but less than all of the amount due under Section 3.4, Lenders shall each pay Agent only their respective Pro Rata Shares of the difference between the amount due under Section 3.4 and the amount paid by Borrower on account thereof. Each and every payment to be made by Lenders to Agent under this Section 10.3(a) shall be made by federal wire transfer in immediately available funds. If any Lender receives notice from Agent by 1:30 p.m. (Seattle time) on any Business Day of its obligation to make payments under this subsection, then such Lender shall make such payment no later than 2:00 p.m. (Seattle time) on the day such notice is received. If any Lender receives such notice after 1:30 p.m. (Seattle time) on any Business Day, then such Lender shall make such payment by no later than 1:00 p.m. (Seattle time) on the next succeeding Business Day. If any Lender fails to make such payment by the date and time required, its obligation shall bear interest from and including the date when such payment was due until paid at the per annum rate equal to the Federal Funds Rate.

      (b) Payments to Lenders. Agent shall immediately remit to Lenders, via federal wire transfer of funds, such Lender's Pro Rata Share of:

        (1) the letter of credit fee paid by Borrower pursuant to Section 3.2(b) hereof, provided, however, that Agent may retain for its own account and as a fee for its services hereunder certain letter of credit transaction fees calculated in accordance with Agent's normal and customary practices; and

        (2) any amounts (other than fees and expense reimbursements) received from or for the account of Borrower in respect of any Letter of Credit, provided, however, Agent shall not remit to any Lender any amounts received from or for the account of Borrower in respect of a Letter of Credit unless, prior to Agent's receipt of such funds, such Lender has paid its Pro Rata Share of such amounts pursuant to Section 10.3(a). In the event Agent is required to refund any amount which is paid to it or received by it from or for the account of Borrower, then Lenders, to the extent they shall have previously received their share of such amount, agree to repay to Agent their respective Pro Rata Share of such amount.

      (c) Reimbursements to Lenders. Borrower agrees to reimburse any Lender for amounts paid by such Lender to Agent pursuant to Section 10.3(a). Any amounts received from or for the account of Borrower by any Lender in respect of the aforesaid reimbursement obligation shall reduce Borrower's payment obligation to Agent under Section 3.4. Any amounts received from or for the account of Borrower by Agent in satisfaction of its obligations under Section 3.4 shall reduce pro tanto Borrower's reimbursement obligation to Lenders under this Section 10.3(c).

ARTICLE 11
MISCELLANEOUS

    Section 11.1 No Waiver; Remedies Cumulative. No failure by Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default this Agreement or any other Loan Document or prejudice the rights of Agent or Lenders in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

    Section 11.2 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    Section 11.3 Mandatory Arbitration.

      (a) At the written request of either all of Lenders or Borrower, any controversy or claim between Lenders and Borrower, arising from or relating to this Agreement or any of the other Loan Documents, or arising from an alleged tort, shall be settled by arbitration in Seattle, Washington. The United States Arbitration Act shall apply even though this Agreement is otherwise governed by Washington law. The proceedings shall be administered by the American Arbitration Association under its commercial rules of arbitration. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction over the parties. The institution and maintenance of an action for judicial relief or pursuit of an ancillary or provisional remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if such action for judicial relief is contested. For purposes of the application of the statute of limitations, laches or other time bar, the filing of an arbitration pursuant to this subsection is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this subsection is subject to any applicable statute of limitations, laches or other time bar. The arbitrator(s) will have the authority to decide whether any such claim or controversy is barred by the statute of limitations, laches or other time bar and, if so, to dismiss the arbitration on that basis. The parties consent to the joinder of any guarantor, hypothecator, or other party having an interest relating to the claim or controversy being arbitrated in any proceedings under this Section.

      (b) No provision of this subsection shall limit the right of Borrower, Agent or Lenders to exercise self-help remedies such as setoff, foreclosure, retention or sale of any collateral, or obtaining any ancillary, provisional, or interim remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration proceeding. The exercise of any such remedy does not waive the right of either party to request arbitration.

    Section 11.4 Consent to Jurisdiction; Waiver of Immunities. Borrower, Agent and Lenders hereby irrevocably submit to the nonexclusive jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to any Loan Document and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.4 shall impair the right of any party to request or demand arbitration under Section 11.3 or the right of Agent or a Lender or the holder of any Note to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated or sitting and any place where property or an office of Borrower is located.

    Section 11.5 Notices. All notices and other communications provided for in any Loan Document shall be in writing or (unless otherwise specified) by telex, telefax or cable and shall be mailed (with first class postage prepaid) or sent or delivered to each party at the address or telefax number set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified all notices sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized overnight courier service, if duly given, shall be effective one (1) Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt. Neither Agent nor any Lender shall incur any liability to Borrower for actions taken in reliance on any telephonic notice referred to in this Agreement which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow or give such telephonic notice hereunder on behalf of Borrower.

    Section 11.6 Assignment and Participations. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, except that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of Agent and the Majority Lenders, and any such assignment or transfer purported to be made without such consent shall be ineffective. Lenders may at any time assign or otherwise transfer all or any part of their respective interests under the Loan Documents (including assignments for security and sales of participations), but only with the prior written consent of Agent and Majority Lenders, and to the extent of such assignment, the assignee shall have the same rights and benefits against Borrower and otherwise under the Loan Documents (including the right of setoff) as if such assignee were a Lender.

    Section 11.7 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

    Section 11.8 Survival. The representations, warranties and indemnities of Borrower in favor of Agent and Lenders shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of any Loans, the issuance of any Letters of Credit the expiration of the Commitments and the repayment of all amounts due under the Loan Documents.

    Section 11.9 Executed in Counterparts. The Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    Section 11.10 Entire Agreement; Amendment, Etc. This Agreement together with the schedules and exhibits hereto comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower and Agent executed in conformance with the terms hereof. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

    Section 11.11 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

    Section 11.12 Oral Agreements Not Enforceable.

    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

    Section 11.13 Reaffirmation of Loan Documents. Borrower hereby reaffirms all of its obligations under the Security Agreement and acknowledges and agrees that: (i) the Security Agreement, in additional to all other obligations purported to be secured thereby, secures all amounts now or hereafter owing under this Agreement as amended hereby and as amended from time to time hereafter; and (ii) as of the date hereof, Borrower has no defenses to the enforcement of any of the Loan Documents.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:	FLOW INTERNATIONAL CORPORATION

By

Its
Address:	23500 64th Avenue South Kent, WA 98032 Attn: Stephen D. Reichenbach, Chief Financial Officer
Telefax:	(253) 813-3311
LENDERS:	BANK OF AMERICA, N.A.

By
Its Senior Vice President
Address:	Bank of America Tower WA1-501-35-01 800 Fifth Avenue, Floor 35 Seattle, WA 98104 Attn: William P. Stivers, Senior Vice President
Telefax:	(206) 450-5709
U.S. BANK NATIONAL ASSOCIATION

By

Its
Address:	WWC513 10800 N.E. Eighth Street, Suite 1000 Bellevue, WA 98004 Attn: Alan Forney, Vice President
Telefax:	(425) 450-5709
KEYBANK NATIONAL ASSOCIATION

By

Its
Address:	WA-31-10-4674 700 Fifth Avenue, 46th Floor Seattle, WA 98111 Attn: Jason R. Gill, Vice President
Telefax:	(206) 684-6247

AGENT:	BANK OF AMERICA, N.A.

By

Its Vice President
Address:	Commercial Agency Management Bank of America Tower WA1-501-37-20 800 Fifth Avenue, Floor 37 Seattle, WA 98104 Attn: Ken Puro, Vice President
Telefax:	(206) 358-0971

SCHEDULE 1

PREPAYMENT FEES

    The amount of the fee to be paid pursuant to Section 2.8 shall depend on the following:

  (1)
  The amount by which interest rates have changed between the Reference Date and the Prepayment Date. As used herein, "Reference Date" shall mean the first day of an Applicable Interest Period. As used herein, "Prepayment Date" shall mean the date Borrower either voluntarily or involuntarily prepays a LIBOR Loan. Certain U.S. Treasury rates are used as a benchmark to measure changes in interest rate levels.

  (a)
  A "prime rate" equal to the average interest rate yield at the Reference Date for U.S. Government Securities having maturities equivalent to that of the applicable LIBOR Loan will be determined in the manner described below for determining applicable rates but will be established as of the Reference Date for the Applicable Interest Period. This rate represents interest rate levels at the time a Revolving Loan is made or its interest rate fixed.

  (b)
  An "applicable rate," determined as described below, represents interest rate levels as of the Prepayment Date.

  (2)
  The amount of principal prepaid.

  (3)
  A payment fee factor (see "payment fee factor schedule" below). This factor represents the economic loss to Agent and Lenders resulting from a one dollar payment if rates were to drop by one percent from the time the rate was fixed.

CALCULATION OF PAYMENT FEE

    If the prime rate is lower than or equal to the applicable rate, there is no payment fee.

    If the applicable rate is lower than the prime rate, the payment fee shall be equal to the difference between the prime rate and the applicable rate (expressed as a decimal), multiplied by the appropriate factor from the payment fee factor schedule, multiplied by the principal amount of the LIBOR Loan which is prepaid.

    Example:

    A LIBOR Loan with principal of $1,000,000 is fully prepaid with 4 months remaining prior to the end of the Applicable Interest Period. A prime rate of 10% was assigned to the LIBOR Loan when the rate was fixed. The applicable rate (as determined by current 4-month U.S. Treasury rates) is 8.5%. Rates are therefore judged to have dropped by 1.5% since the rate was fixed, and a payment fee applies.

    A payment fee factor of .41 is determined from the tables below, and the payment fee is computed as follows:

Payment Fee = (.10-.085) × (.41) × ($1,000,000) = $6,150.00

APPLICABLE RATES

    The applicable rate is equal to the average interest rate yield at the time of prepayment for U.S. Government Securities having maturities equivalent to the remaining portion of the Applicable Interest Period.

    The applicable rate shall be determined from the Federal Reserve Statistical Release (Publication H.15(519)) in the "This Week" (most recent week) column under the heading U.S. Government Securities—Treasury Bills—Secondary Market, interpolated to the nearest month.

    Rates listed in the Federal Reserve Statistical Release for maturities of less than one year are on a discount rate basis, and these rates shall be converted to a coupon equivalent basis, based upon a 360-day year. The Statistical Release published on Monday shall be used for calculation of payment fees payable on the following Tuesday through the following Monday, with appropriate adjustment if the day of publication changes.

PAYMENT FEE FACTOR SCHEDULES

	Months Remaining in the Applicable Interest Period for LIBOR Loans(1)
	0	1	2	3	4	5	6	7	8	9	10	11	12
Factors	0.10		.20	.31	.41	.51	.61	.71	.81	.91	1.01	1.11	1.21

(1)
If the remaining Applicable Interest Period or time prior to scheduled maturity is between any two time periods in the above schedules, interpolate between the corresponding factors.

    Agent and Lenders are not required to actually reinvest the paid principal in any U.S. Government Treasury obligations as a condition to receiving a payment fee as calculated above.

SCHEDULE 2

LITIGATION

    In addition to a number of product liability matters, all of which involve insured losses, the following contractual dispute is pending:

    Barbara Wildner, Robert Wildner, Ark Systems, Inc. and R.J. Wildner Contracting, Inc. v. Flow International Corporation, Spider Staging Corp., Ark Systems Products, Inc., Nancy A. Donaue, William Keadle & Michael McNutt; In the United States District Court for the Western District of Pennsylvania, Civil Action N. 97-15J.

SCHEDULE 3

SUBSIDIARIES

Subsidiary	Place of Incorporation or Organization
Flow International Sales Corporation	Guam
Flow Europe, GmbH	Germany
Flow Asia Corporation	Taiwan
Flow Asia International Corporation	Mauritius
Flow Japan Corporation	Japan
Foracon Maschinen und Anlagenbau
GmbH & CO.KG	Germany
CEM-FLOW	France
CIS Acquisition Corporation	Michigan
Robotic Simulations Limited	United Kingdom
Hydrodynamic Cutting Services	Louisiana
Flow Automation Systems Corporation	Ontario
Rampart Waterblast Incorporated	Florida
Spider Staging Corporation	Washington
Power Climber Incorporated	California
Astro Hoist Incorporated	California
Power Operated Staging Incorporated	California
Suspended Scaffold Systems Incorporated	California
Scaffold Climber Incorporated	California
Flow Holdings BVBA	Belgium
Flow Access BVBA	Belgium
Spider Staging Corporation	Canada
Flow Autoclave Systems, Inc.	Delaware

SCHEDULE 4

EXISTING GUARANTIES

The following are loans that Borrower guarantees:

1.
Loan from U.S. Bank to Ronald W. Tarrant in the principal amount of $253,940.30.

2.
Loan from U.S. Bank to R.B. Lawrence in the principal amount of $84,643.40.

3.
Loan from U.S. Bank to John S. Leness in the principal amount of $183,405.81.

4.
Loan from U.S. Bank to Stephen D. Reichenbach in the principal amount of $183,405.81.

SCHEDULE 5

LIENS

    The following liens, as amended, continued or assigned:

    1.  UCC-1 filed on November 29, 1993 with the Washington Department of Licensing against Borrower as debtor by U.S. Bancorp Leasing & Financial as secured party under Filing No. 933330352 covering certain leased equipment comprised of one new HX3-68-16 EMC Manufactured Harmonex 3 and related equipment and attachments described therein subject to that certain Lease Agreement dated February 26, 1993.

    2.  UCC-1 filed on January 5, 1994 with the Washington Department of Licensing against Borrower as debtor by U.S. Bancorp Leasing & Financial as secured party under Filing No. 940050161 covering certain leased equipment.

    3.  UCC-1 filed on September 15, 1994 with the Washington Department of Licensing against Borrower as debtor by U.S. Bancorp Leasing & Financial as secured party under Filing No. 942580397 covering certain leased equipment comprised of one new okuma MC-40VB vertical machining center and related controls and attachments described therein subject to that certain Lease Agreement dated February 26, 1993.

    4.  UCC-1 filed on October 28, 1996 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing Corp., as secured party under Filing No. 963020308 covering certain leased equipment comprised of copy machines.

    5.  UCC-1 filed on April 25, 1997 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing Corp., as secured party under Filing No. 971150301 covering certain leased equipment comprised of fax machines.

    6.  UCC-1 filed on May 19, 1997 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing Corp., as secured party under Filing No. 971390206 covering certain leased equipment comprised of copy machines.

    7.  UCC-1 filed on May 27, 1997 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing, as secured party under Filing No. 971470302 covering certain leased equipment comprised of a fax machine.

    8.  UCC-1 filed on July 10, 1997 with the Washington Department of Licensing against Borrower as debtor by PCL Leasing Corporation, assigned to U.S. Bank of Washington, as secured party, under Filing No. 971910496 covering certain leased equipment comprised of Compaq computer systems.

    9.  UCC-1 filed on July 10, 1997 with the Washington Department of Licensing against Borrower as debtor by PCL Leasing Corporation, assigned to U.S. Bank of Washington, as secured party, under Filing No. 971910497 covering certain leased equipment comprised of IBM computer systems.

    10. UCC-1 filed on August 25, 1997 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing Corp., as secured party under Filing No. 972370362 covering certain leased equipment comprised of a copy machine.

    11. UCC-1 filed on March 23, 1998 with the Washington Department of Licensing against Borrower as debtor by Panasonic Communications, assigned to Sanwa Leasing Corp., as secured party under Filing No. 980820100 covering certain leased equipment comprised of a fax machine.

EXHIBIT A-1
(to Amended and Restated Credit Agreement)

REVOLVING LOAN NOTE
(U.S. Bank National Association)

$25,000,000	December 29, 2001
Seattle, Washington

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation, and any Successor ("Borrower"), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION ("Lender") the unpaid principal balance of all Revolving Loans evidenced by this Note in a maximum principal amount not to exceed Twenty-Five Million Dollars ($25,000,000) at any one time outstanding, together with interest thereon from the date advanced until paid as hereinafter provided. This Note is one of the Notes issued by Borrower pursuant to that certain Amended and Restated Credit Agreement made as of December 29, 2000, by BANK OF AMERICA, N.A., U.S. BANK NATIONAL ASSOCIATION, and KEYBANK NATIONAL ASSOCIATION, as lenders, BANK OF AMERICA, N.A., as Agent for the lenders, and Borrower (as the same may be amended, modified or restated from time to time, the "Credit Agreement"). This Note amends and restates that certain Revolving Loan Note dated as of August 31, 1998 in the amount of $25,000,000 executed by Borrower in favor of Lender. Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

    Borrower further agrees as follows:

    1.  This Note evidences a revolving line of credit to Borrower from Lender and, subject to the terms and conditions of the Credit Agreement, Borrower may borrow, repay and reborrow up to the maximum principal amount hereof at any time on or before the Revolving Maturity Date.

    2.  On the Revolving Maturity Date, Borrower shall repay the entire outstanding principal balance of the Revolving Loans.

    3.  Interest shall accrue on the unpaid principal balance of all Revolving Loans evidenced by this Note from the date advanced until due at the Applicable Interest Rate as determined and as provided pursuant to Section 2.7 of the Credit Agreement, and if default shall occur in the payment when due of principal under this Note, from maturity until it is paid in full at a per annum rate equal to three percent (3%) above the Base Rate (changing as the Base Rate changes). Computations of interest shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be payable in arrears on the first Business Day of each calendar month, at maturity and at such other times as are specified in the Credit Agreement.

    4.  The unpaid principal balance shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Revolving Loan by Lender to Borrower.

    5.  All payments and prepayments of principal and interest on this Note shall be made to Agent at its Commercial Loan Processing Center, in Dollars, as provided in Section 2.10 of the Credit Agreement.

    6.  Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note.

    7.  In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Borrower

1

agrees and promises to pay reasonable attorney's fees and collection costs, including all out-of-pocket expenses incurred by Lender.

    8.  Moneys received from or for the account of Borrower or from any collateral shall be applied in accordance with the terms of the Credit Agreement.

    9.  This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    10. Upon the occurrence of an Event of Default, the entire remaining unpaid balance of the principal and interest of the loans evidenced hereby may, at the option of the Majority Lenders (or as otherwise provided in the Credit Agreement), be declared to be immediately due and payable.

    11. This Note is subject to the terms of the Credit Agreement and is secured by the Collateral granted pursuant to the Security Agreement.

FLOW INTERNATIONAL CORPORATION

By

Its

2

EXHIBIT A-2
(to Amended and Restated Credit Agreement)

REVOLVING LOAN NOTE
(Bank of America, N.A.)

$35,000,000	December 29, 2000
Seattle, Washington

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation, and any Successor ("Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. ("Lender") the unpaid principal balance of all Revolving Loans evidenced by this Note in a maximum principal amount not to exceed Thirty-Five Million Dollars ($35,000,000) at any one time outstanding, together with interest thereon from the date advanced until paid as hereinafter provided. This Note is one of the Notes issued by Borrower pursuant to that certain Amended and Restated Credit Agreement made as of December 29, 2000, by BANK OF AMERICA, N.A., U.S. BANK NATIONAL ASSOCIATION, and KEYBANK NATIONAL ASSOCIATION, as lenders, BANK OF AMERICA, N.A., as Agent for the lenders, and Borrower (as the same may be amended, modified or restated from time to time, the "Credit Agreement"). This Note amends and restates that certain Revolving Loan Note dated as of August 31, 1998 in the amount of $45,000,000 executed by Borrower in favor of Lender. Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

    Borrower further agrees as follows:

    1.  This Note evidences a revolving line of credit to Borrower from Lender and, subject to the terms and conditions of the Credit Agreement, Borrower may borrow, repay and reborrow up to the maximum principal amount hereof at any time on or before the Revolving Maturity Date.

    2.  On the Revolving Maturity Date, Borrower shall repay the entire outstanding principal balance of the Revolving Loans.

    3.  Interest shall accrue on the unpaid principal balance of all Revolving Loans evidenced by this Note from the date advanced until due at the Applicable Interest Rate as determined and as provided pursuant to Section 2.7 of the Credit Agreement, and if default shall occur in the payment when due of principal under this Note, from maturity until it is paid in full at a per annum rate equal to three percent (3%) above the Base Rate (changing as the Base Rate changes). Computations of interest shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be payable in arrears on the first Business Day of each calendar month, at maturity and at such other times as are specified in the Credit Agreement.

    4.  The unpaid principal balance shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Revolving Loan by Lender to Borrower.

    5.  All payments and prepayments of principal and interest on this Note shall be made to Agent at its Commercial Loan Processing Center, in Dollars, as provided in Section 2.10 of the Credit Agreement.

    6.  Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note.

    7.  In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Borrower

1

agrees and promises to pay reasonable attorney's fees and collection costs, including all out-of-pocket expenses incurred by Lender.

    8.  Moneys received from or for the account of Borrower or from any collateral shall be applied in accordance with the terms of the Credit Agreement.

    9.  This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    10. Upon the occurrence of an Event of Default, the entire remaining unpaid balance of the principal and interest of the loans evidenced hereby may, at the option of the Majority Lenders (or as otherwise provided in the Credit Agreement), be declared to be immediately due and payable.

    11. This Note is subject to the terms of the Credit Agreement and is secured by the Collateral granted pursuant to the Security Agreement.

FLOW INTERNATIONAL CORPORATION

By

Its

2

EXHIBIT A-3
(to Amended and Restated Credit Agreement)

REVOLVING LOAN NOTE
(KeyBank National Association)

$20,000,000	December 29, 2000
Seattle, Washington

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation, and any Successor ("Borrower"), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION ("Lender") the unpaid principal balance of all Revolving Loans evidenced by this Note in a maximum principal amount not to exceed Twenty Million Dollars ($20,000,000) at any one time outstanding, together with interest thereon from the date advanced until paid as hereinafter provided. This Note is one of the Notes issued by Borrower pursuant to that certain Amended and Restated Credit Agreement made as of December 29, 2000, by BANK OF AMERICA N.A., and U.S. BANK NATIONAL ASSOCIATION, as lenders, BANK OF AMERICA N.A., as Agent for the lenders, and Borrower (as the same may be amended, modified or restated from time to time, the "Credit Agreement"). Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

    Borrower further agrees as follows:

    1.  This Note evidences a revolving line of credit to Borrower from Lender and, subject to the terms and conditions of the Credit Agreement, Borrower may borrow, repay and reborrow up to the maximum principal amount hereof at any time on or before the Revolving Maturity Date.

    2.  On the Revolving Maturity Date, Borrower shall repay the entire outstanding principal balance of the Revolving Loans.

    3.  Interest shall accrue on the unpaid principal balance of all Revolving Loans evidenced by this Note from the date advanced until due at the Applicable Interest Rate as determined and as provided pursuant to Section 2.7 of the Credit Agreement, and if default shall occur in the payment when due of principal under this Note, from maturity until it is paid in full at a per annum rate equal to three percent (3%) above the Base Rate (changing as the Base Rate changes). Computations of interest shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be payable in arrears on the first Business Day of each calendar month, at maturity and at such other times as are specified in the Credit Agreement.

    4.  The unpaid principal balance shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Revolving Loan by Lender to Borrower.

    5.  All payments and prepayments of principal and interest on this Note shall be made to Agent at its Commercial Loan Processing Center, in Dollars, as provided in Section 2.10 of the Credit Agreement.

    6.  Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note.

    7.  In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Borrower agrees and promises to pay reasonable attorney's fees and collection costs, including all out-of-pocket expenses incurred by Lender.

1

    8.  Moneys received from or for the account of Borrower or from any collateral shall be applied in accordance with the terms of the Credit Agreement.

    9.  This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    10. Upon the occurrence of an Event of Default, the entire remaining unpaid balance of the principal and interest of the loans evidenced hereby may, at the option of the Majority Lenders (or as otherwise provided in the Credit Agreement), be declared to be immediately due and payable.

    11. This Note is subject to the terms of the Credit Agreement and is secured by the Collateral granted pursuant to the Security Agreement.

FLOW INTERNATIONAL CORPORATION

By

Its

2

EXHIBIT B
(to Amended and Restated Credit Agreement)

MULTI-CURRENCY LOAN NOTE
(Bank of America, N.A.)

$5,000,000	December 29, 2000
Seattle, Washington

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation, and any Successor ("Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A., ("Lender") the unpaid principal balance of all Multi-Currency Loans evidenced by this Note in a maximum principal amount not to exceed Five Million Dollars ($5,000,000) at any one time outstanding, together with interest thereon from the date advanced until paid as hereinafter provided. This Note is one of the Notes issued by Borrower pursuant to that certain Amended and Restated Credit Agreement made as of December 29, 2000, by BANK OF AMERICA, N.A., U.S. BANK NATIONAL ASSOCIATION, and KEYBANK NATIONAL ASSOCIATION, as lenders, BANK OF AMERICA, N.A., as Agent for the lenders, and Borrower (as the same may be amended, modified or restated from time to time, the "Credit Agreement"). This Note amends and restates that certain Multi-Currency Loan Note dated as of August 31, 1998 in the amount of $5,000,000 executed by Borrower in favor of Lender. Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

    Borrower further agrees as follows:

    1.  This Note evidences a revolving line of credit to Borrower from Lender and, subject to the terms and conditions of the Credit Agreement, Borrower may borrow, repay and reborrow up to the maximum principal amount hereof at any time on or before the Multi-Currency Maturity Date.

    2.  On the Multi-Currency Maturity Date, Borrower shall repay the entire outstanding principal balance of the Multi-Currency Loans.

    3.  Interest shall accrue on the unpaid principal balance of all Multi-Currency Loans evidenced by this Note from the date advanced until due at the Multi-Currency Rate as provided pursuant to Section 2.7 of the Credit Agreement, and if default shall occur in the payment when due of principal under this Note, from maturity until it is paid in full at a per annum rate equal to three percent (3%) above the Base Rate (changing as the Base Rate changes). Computations of interest shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be payable in arrears on the first Business Day of each calendar month, at maturity and at such other times as are specified in the Credit Agreement.

    4.  The unpaid principal balance shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Multi-Currency Loan by Lender to Borrower.

    5.  All payments and prepayments of principal and interest on this Note shall be made to Agent at its Commercial Loan Processing Center, in Dollars, as provided in Section 2.10 of the Credit Agreement.

    6.  Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note.

    7.  In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Borrower

1

agrees and promises to pay reasonable attorney's fees and collection costs, including all out-of-pocket expenses incurred by Lender.

    8.  Moneys received from or for the account of Borrower or from any collateral shall be applied in accordance with the terms of the Credit Agreement.

    9.  This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    10. Upon the occurrence of an Event of Default, the entire remaining unpaid balance of the principal and interest of the loans evidenced hereby may, at the option of the Majority Lenders (or as otherwise provided in the Credit Agreement), be declared to be immediately due and payable.

    11. This Note is subject to the terms of the Credit Agreement and is secured by the Collateral granted pursuant to the Security Agreement.

FLOW INTERNATIONAL CORPORATION

By

Its

2

EXHIBIT C
(to Amended and Restated Credit Agreement)

SWEEPLINE LOAN NOTE
(Bank of America, N.A.)

$5,000,000	December 29, 2000
Seattle, Washington

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation, and any Successor (the "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. ("Lender") the unpaid principal balance of all Sweepline Loans evidenced by this Note in a maximum principal amount not to exceed Five Million Dollars ($5,000,000) at any one time outstanding, together with interest thereon from the date advanced until paid as hereinafter provided. This Note is one of the Notes issued by Borrower pursuant to that certain Amended and Restated Credit Agreement made as of December 29, 2000, by BANK OF AMERICA, N.A., U.S. BANK NATIONAL ASSOCIATION, and KEYBANK NATIONAL ASSOCIATION, as lenders, BANK OF AMERICA, N.A., as Agent for the lenders, and Borrower (as the same may be amended, modified or restated from time to time, the "Credit Agreement"). This Note amends and restates that certain Sweepline Loan Note dated as of August 31, 1998 in the amount of $5,000,000 executed by Borrower in favor of Lender. Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

    Borrower further agrees as follows:

    1.  This Note evidences a revolving line of credit to Borrower from Lender and, subject to the terms and conditions of the Credit Agreement, Borrower may borrow, repay and reborrow up to the maximum principal amount hereof at any time on or before the Sweepline Maturity Date.

    2.  On the Sweepline Maturity Date, Borrower shall repay the entire outstanding principal balance of the Sweepline Loans.

    3.  Interest shall accrue on the unpaid principal balance of all Sweepline Loans evidenced by this Note from the date advanced until due at the Base Rate as provided pursuant to Section 2.7 of the Credit Agreement, and if default shall occur in the payment when due of principal under this Note, from maturity until it is paid in full at a per annum rate equal to three percent (3%) above the Base Rate (changing as the Base Rate changes). Computations of interest shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be payable in arrears on the first Business Day of each calendar month and at maturity.

    4.  The unpaid principal balance shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Sweepline Loan by Lender to Borrower.

    5.  All payments and prepayments of principal and interest on this Note shall be made to Agent at its Commercial Loan Processing Center, in Dollars, as provided in Section 2.10 of the Credit Agreement.

    6.  Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note.

    7.  In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Borrower

1

agrees and promises to pay reasonable attorney's fees and collection costs, including all out-of-pocket expenses incurred by Lender.

    8.  Moneys received from or for the account of Borrower or from any collateral shall be applied in accordance with the terms of the Credit Agreement.

    9.  This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    10. Upon the occurrence of an Event of Default, the entire remaining unpaid balance of the principal and interest of the loans evidenced hereby may, at the option of the Majority Lenders (or as otherwise provided in the Credit Agreement), be declared to be immediately due and payable.

    11. This Note is subject to the terms of the Credit Agreement and is secured by the Collateral granted pursuant to the Security Agreement.

FLOW INTERNATIONAL CORPORATION

By

Its

2

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TABLE OF CONTENTS
AMENDED AND RESTATED CREDIT AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE LOANS
ARTICLE 3 LETTERS OF CREDIT
ARTICLE 4 CONDITIONS
ARTICLE 5 REPRESENTATIONS AND WARRANTIES
ARTICLE 6 AFFIRMATIVE COVENANTS
ARTICLE 7 NEGATIVE COVENANTS
ARTICLE 8 EVENTS OF DEFAULT
ARTICLE 9 AGENT
ARTICLE 10 LETTER OF CREDIT RISK PARTICIPATIONS
ARTICLE 11 MISCELLANEOUS
SCHEDULE 1 PREPAYMENT FEES
CALCULATION OF PAYMENT FEE
APPLICABLE RATES
PAYMENT FEE FACTOR SCHEDULES
SCHEDULE 2 LITIGATION
SCHEDULE 3 SUBSIDIARIES
SCHEDULE 4 EXISTING GUARANTIES
SCHEDULE 5 LIENS
EXHIBIT A-1 (to Amended and Restated Credit Agreement) REVOLVING LOAN NOTE (U.S. Bank National Association)
EXHIBIT A-2 (to Amended and Restated Credit Agreement) REVOLVING LOAN NOTE (Bank of America, N.A.)
EXHIBIT A-3 (to Amended and Restated Credit Agreement) REVOLVING LOAN NOTE (KeyBank National Association)
EXHIBIT B (to Amended and Restated Credit Agreement) MULTI-CURRENCY LOAN NOTE (Bank of America, N.A.)
EXHIBIT C (to Amended and Restated Credit Agreement) SWEEPLINE LOAN NOTE (Bank of America, N.A.)